Exhibit 99.1

As described in the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2022, Performance Food Group Company (“we,” “our,” “us” or the “Company”) has updated our operating results for all periods presented in our Annual Report on Form 10-K for the fiscal year ended July 2, 2022, filed with the Securities and Exchange Commission on August 19, 2022 (the “2022 Form 10-K”), in order to give effect to the change in measure of segment profit reported to our chief operating decision-maker for purposes of reviewing operating results and making decisions about allocating resources. Set forth in this Exhibit 99.1 are updated Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and updated Part II, Item 8. Financial Statements and Supplementary Data (updated solely to reflect changes in Note 19 to the consolidated financial statements) from the 2022 Form 10-K to reflect this change in the Company’s measure of segment profit. Updated Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with updated Item 8. Financial Statements and Supplementary Data. Defined terms used below but not defined below can be found in the 2022 Form 10-K.

Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with the audited Consolidated Financial Statements and the Notes thereto included in Item 8. Financial Statements and Supplementary Data of below. In addition to historical consolidated financial information, this discussion contains forward-looking statements that reflect our plans, estimates, and beliefs and involve numerous risks and uncertainties, including those described in Item 1A. Actual results may differ materially from those contained in any forward-looking statements. You should carefully read “Special Note Regarding Forward-Looking Statements” in the 2022 Form 10-K.

Our Company

We market and distribute over 250,000 food and food-related products to customers across the United States from approximately 142 distribution facilities to over 300,000 customer locations in the “food-away-from-home” industry. We offer our customers a broad assortment of products including our proprietary-branded products, nationally branded products, and products bearing our customers’ brands. Our product assortment ranges from “center-of-the-plate” items (such as beef, pork, poultry, and seafood), frozen foods, and groceries to candy, snacks, beverages, cigarettes, and other tobacco products. We also sell disposables, cleaning and kitchen supplies, and related products used by our customers. In addition to the products we offer to our customers, we provide value-added services by allowing our customers to benefit from our industry knowledge, scale, and expertise in the areas of product selection and procurement, menu development, and operational strategy.

In the second quarter of fiscal 2022, the Company changed its operating segments to reflect the manner in which the business is managed. Based on the Company’s organization structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company now has three reportable segments: Foodservice, Vistar, and Convenience. Our Foodservice segment distributes a broad line of national brands, customer brands, and our proprietary-branded food and food-related products, or “Performance Brands.” Foodservice sells to independent and multi-unit “Chain” restaurants and other institutions such as schools, healthcare facilities, business and industry locations, and retail establishments. Our Chain customers are multi-unit restaurants with five or more locations and include some of the most recognizable family and casual dining restaurant chains. Our Vistar segment specializes in distributing candy, snacks, beverages, and other items nationally to vending, office coffee service, theater, retail, hospitality, and other channels. Our Convenience channel distributes candy, snacks, beverages, cigarettes, other tobacco products, food and foodservice products and other items to convenience stores across the United States and Canada. We believe that there are substantial synergies across our segments. Cross-segment synergies include procurement, operational best practices such as the use of new productivity technologies, and supply chain and network optimization, as well as shared corporate functions such as accounting, treasury, tax, legal, information systems, and human resources.

The Company’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 52-week year for fiscal 2022, a 53-week year for fiscal 2021 and a 52-week year for fiscal 2020. References to “fiscal 2022” are to the 52-week period ended July 2, 2022, references to “fiscal 2021” are to the 53-week period ended July 3, 2021, and references to “fiscal 2020” are to the 52-week period ended June 27, 2020.

Key Factors Affecting Our Business

Our business, our industry and the U.S. economy are influenced by a number of general macroeconomic factors, including, but not limited to, the recent rise in the rate of inflation and fuel prices, interest rates, and the ongoing COVID-19 pandemic and related supply chain disruptions and labor shortages. We continue to actively monitor the impacts of the evolving macroeconomic and geopolitical landscape on all aspects of our business. During fiscal 2022, economic and operating conditions for our business improved significantly due to the declining adverse effects of the ongoing COVID-19 pandemic. However, the Company and our industry may continue to face challenges as the recovery continues, such as availability of product supply, increased product and logistics costs, access to labor supply, lower disposable incomes due to inflationary pressures and macroeconomic conditions, and the emergence of COVID-19 variants. The extent to which these challenges will affect our future financial position, liquidity, and results of operations remains uncertain.

We believe that our long-term performance is principally affected by the following key factors:

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Changing demographic and macroeconomic trends. Until recently, due to the COVID-19 pandemic, the share of consumer spending captured by the food-away-from-home industry has increased steadily for several decades. The share increases in periods of increasing employment, rising disposable income, increases in the number of restaurants, and favorable demographic trends, such as smaller household sizes, an increasing number of dual income households, and an aging population base that spends more per capita at foodservice establishments. The foodservice distribution industry is also sensitive to national and regional economic conditions, such as changes in consumer spending, changes in consumer confidence, and changes in the prices of certain goods.
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Food distribution market structure. The food distribution market consists of a wide spectrum of companies ranging from businesses selling a single category of product (e.g., produce) to large national and regional broadline distributors with many distribution centers and thousands of products across all categories. We believe our scale enables us to invest in our Performance Brands, to benefit from economies of scale in purchasing and procurement, and to drive supply chain efficiencies that enhance our customers’ satisfaction and profitability. We believe that the relative growth of larger foodservice distributors will continue to outpace that of smaller, independent players in our industry.
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Our ability to successfully execute our segment strategies and implement our initiatives. Our performance will continue to depend on our ability to successfully execute our segment strategies and to implement our current and future initiatives. The key strategies include focusing on independent sales and Performance Brands, pursuing new customers for both of our reportable segments, expansion of geographies, utilizing our infrastructure to gain further operating and purchasing efficiencies, and making strategic acquisitions.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. The key measures used by our management are discussed below. The percentages on the results presented below are calculated based on rounded numbers.

Net Sales

Net sales is equal to gross sales, plus excise taxes, minus sales returns; minus sales incentives that we offer to our customers, such as rebates and discounts that are offsets to gross sales; and certain other adjustments. Our net sales are driven by changes in case volumes, product inflation that is reflected in the pricing of our products, and mix of products sold.

Gross Profit

Gross profit is equal to our net sales minus our cost of goods sold. Cost of goods sold primarily includes inventory costs (net of supplier consideration) and inbound freight. Cost of goods sold generally changes as we incur higher or lower costs from our suppliers and as our customer and product mix changes.

Adjusted EBITDA

Management measures operating performance based on our Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items that we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction, and other adjustment items permitted in calculating covenant compliance under our ABL Facility and indentures (other than certain pro forma adjustments permitted under our ABL Facility and indentures governing the Notes due 2025, Notes due 2027, and Notes due 2029 relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our ABL Facility and indentures, our ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures). Our definition of Adjusted EBITDA may not be the same as similarly titled measures used by other companies.

Adjusted EBITDA is not defined under accounting principles generally accepted in the United States of America (“GAAP”), is not a measure of operating income, operating performance, or liquidity presented in accordance with GAAP, and is subject to important limitations. We use this measure to evaluate the performance of our business on a consistent basis over time and for business planning purposes. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans. We believe that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties, including our lenders under the ABL Facility and holders of our Notes due 2025, Notes due 2027, and Notes due 2029 in their evaluation of the operating performance of companies in industries similar to ours.

Adjusted EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

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excludes certain tax payments that may represent a reduction in cash available to us;
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does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;
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does not reflect changes in, or cash requirements for, our working capital needs; and
•
does not reflect the significant interest expense, or the cash requirements, necessary to service our debt.

In calculating Adjusted EBITDA, we add back certain non-cash, non-recurring, and other items as permitted or required by our ABL Facility and indentures. Adjusted EBITDA among other things:

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does not include non-cash stock-based employee compensation expense and certain other non-cash charges; and
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does not include acquisition, restructuring, and other costs incurred to realize future cost savings and enhance our operations.

We have included the calculation of Adjusted EBITDA for the periods presented.

Results of Operations and Adjusted EBITDA

The following table sets forth a summary of our results of operations and Adjusted EBITDA for the periods indicated (dollars in millions, except per share data):

	Fiscal Year Ended			Fiscal 2022		Fiscal 2021
	July 2, 2022	July 3, 2021	June 27, 2020	Change	%	Change	%
Net sales	$50,894.1	$30,398.9	$25,086.3	$20,495.2	67.4	$5,312.6	21.2
Cost of goods sold	45,637.7	26,873.7	22,217.1	18,764.0	69.8	4,656.6	21.0
Gross profit	5,256.4	3,525.2	2,869.2	1,731.2	49.1	656.0	22.9
Operating expenses	4,929.0	3,324.5	2,968.2	1,604.5	48.3	356.3	12.0
Operating profit (loss)	327.4	200.7	(99.0)	126.7	63.1	299.7	302.7
Other expense, net
Interest expense	182.9	152.4	116.9	30.5	20.0	35.5	30.4
Other, net	(22.6)	(6.4)	6.3	(16.2)	(253.1)	(12.7)	(201.6)
Other expense, net	160.3	146.0	123.2	14.3	9.8	22.8	18.5
Income (loss) before income taxes	167.1	54.7	(222.2)	112.4	205.5	276.9	124.6
Income tax expense (benefit)	54.6	14.0	(108.1)	40.6	290.0	122.1	113.0
Net income (loss)	$112.5	$40.7	$(114.1)	$71.8	176.4	$154.8	135.7
Adjusted EBITDA	$1,019.8	$625.3	$405.5	$394.5	63.1	$219.8	54.2
Weighted-average common shares outstanding:
Basic	149.8	132.1	113.0	17.7	13.4	19.1	16.9
Diluted	151.3	133.4	113.0	17.9	13.4	20.4	18.1
Earnings (loss) per common share:
Basic	$0.75	$0.31	$(1.01)	$0.44	141.9	$1.32	130.7
Diluted	$0.74	$0.30	$(1.01)	$0.44	146.7	$1.31	129.7

We believe that the most directly comparable GAAP measure to Adjusted EBITDA is net income. The following table reconciles Adjusted EBITDA to net income for the periods presented:

	Fiscal year ended
	July 2, 2022	July 3, 2021	June 27, 2020
	(In millions)
Net income (loss)	$112.5	$40.7	$(114.1)
Interest expense	182.9	152.4	116.9
Income tax expense (benefit)	54.6	14.0	(108.1)
Depreciation	279.7	213.9	178.5
Amortization of intangible assets	183.1	125.0	97.8
Change in LIFO reserve (1)	122.9	36.4	3.9
Stock-based compensation expense	44.0	25.4	17.9
(Gain) loss on fuel derivatives	(20.7)	(6.4)	6.6
Acquisition, integration & reorganization expenses (2)	49.9	16.2	182.8
Other adjustments (3)	10.9	7.7	23.3
Adjusted EBITDA	$1,019.8	$625.3	$405.5
(1)
Includes increases in the last-in-first-out (“LIFO”) reserve of $31.9 million for Foodservice and $91.0 million for Convenience for fiscal 2022 compared to increases of $11.8 million for Foodservice and $24.6 million for Convenience for fiscal 2021 and an increase of $0.8 million for Foodservice and $3.1 million for Convenience for fiscal 2020.
(2)
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
(3)
Includes asset impairments, gains and losses on disposal of fixed assets, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

Consolidated Results of Operations

Fiscal year ended July 2, 2022 compared to fiscal year ended July 3, 2021

Net Sales

Net sales growth is primarily a function of acquisitions, case growth, pricing (which is primarily based on product inflation/deflation), and a changing mix of customers, channels, and product categories sold. Net sales increased $20.5 billion, or 67.4%, in fiscal 2022 compared to fiscal 2021.

The increase in net sales was primarily attributable to the acquisition of Core-Mark on September 1, 2021, which contributed $14.5 billion of net sales in fiscal 2022. The increase in net sales was also driven by growth in cases sold, an increase in selling price per case as a result of inflation, partially offset by the 53rd week in fiscal year 2021. Overall product cost inflation was approximately 11.9% for fiscal 2022. Net sales for the extra week in fiscal 2021 were approximately $664.6 million. Case volume increased 28.8% in fiscal 2022 compared to fiscal 2021. Organic case volume increased 7.9% in fiscal 2022 compared to fiscal 2021. Excluding the impact of the 53rd week in fiscal 2021, organic case volume increased 10.3% in fiscal 2022 compared to the prior year.

Gross Profit

Gross profit increased $1.7 billion, or 49.1%, in fiscal 2022 compared to fiscal 2021. The increase in gross profit was primarily driven by the acquisition of Core-Mark, partially offset by a $122.9 million increase in the LIFO reserve and the 53rd week in fiscal 2021. The acquisition of Core-Mark contributed gross profit of $846.5 million since the acquisition date. Also, gross profit increased due to case growth in Foodservice and an increase in the gross profit per case driven by growth in the independent channel. Independent customers typically receive more services from us, cost more to serve, and pay a higher gross profit per case than other customers. The gross profit for the extra week in fiscal 2021 was approximately $76.1 million.

Operating Expenses

Operating expenses increased $1.6 billion, or 48.3%, for fiscal 2022 compared to fiscal 2021. The increase in operating expenses was primarily driven by the acquisition of Core-Mark, partially offset by the 53rd week in fiscal 2021. Core-Mark contributed an additional $761.8 million operating expenses, excluding depreciation and amortization, since the acquisition date.

Operating expenses also increased as a result of an increase in case volume and the resulting impact on variable operational and selling expenses, as well as an increase in personnel expenses. In fiscal 2022, the Company experienced a $81.2 million increase in temporary contract labor costs, including travel expenses associated with contract workers, compared to the prior year period, as a result of the labor market's impact on the Company's ability to hire and retain qualified labor. In the fourth quarter of fiscal 2022, the Company's use of temporary contract labor normalized to a level consistent with historical usage. Operating expenses also experienced an increase in fuel expense of $90.9 million due to higher fuel prices in fiscal 2022 compared to prior year. Additionally, the Company had increases in workers' compensation and automobile insurance expense of $20.6 million, an increase in professional fees of $23.2 million due to recent acquisitions, and an increase in stock-based compensation expense of $18.6 million. The Company estimates operating expenses for the 53rd week in fiscal 2021 was approximately $70.4 million.

Depreciation and amortization of intangible assets increased from $338.9 million in fiscal 2021 to $462.8 million in fiscal 2022, an increase of 36.6%. Depreciation of fixed assets and amortization of intangible assets increased as a result of the Core-Mark acquisition and another recent acquisition, partially offset by the 53rd week in fiscal 2021. Total depreciation and amortization related to the acquisition of Core-Mark was $109.7 million. Total depreciation and amortization related to the 53rd week in fiscal 2021 was approximately $6.6 million.

Net Income

Net income was $112.5 million for fiscal 2022 compared to $40.7 million for fiscal 2021. This increase in net income was attributable to the $126.7 million increase in operating profit and an increase in other income, partially offset by increases in interest expense and income tax expense. The increase in other income primarily relates to realized and unrealized gains on fuel hedging instruments. The increase in interest expense was primarily the result of an increase in average borrowings outstanding, partially offset by a decrease in the average interest rate during fiscal 2022 compared to fiscal 2021.

The Company reported income tax expense of $54.6 million for fiscal 2022 compared to $14.0 million for fiscal 2021. Our effective tax rate in fiscal 2022 was 32.7% compared to 25.6% in fiscal 2021. The effective tax rate for fiscal 2022 differed from the prior year due to the increase of non-deductible expenses as a percentage of book income. including $4.2 million of tax related to non-deductible transaction costs incurred for acquisitions, and the decrease in deductible stock-based compensation as a percentage of book income. The effective tax rate for fiscal 2021 was impacted by a benefit from a federal net operating loss carryback to tax years with a statutory rate higher than the current statutory tax rate.

Fiscal year ended July 3, 2021 compared to fiscal year ended June 27, 2020

Net Sales

Net sales growth is primarily a function of case growth, pricing (which is primarily based on product inflation/deflation), and a changing mix of customers, channels, and product categories sold. Net sales increased $5,312.6 million, or 21.2%, in fiscal 2021 compared to fiscal 2020. The increase in net sales was primarily attributable to the acquisition of Reinhart Foodservice, L.L.C. (“Reinhart”) on December 31, 2019, along with the 53rd week in fiscal year 2021. Net sales for the extra week in fiscal 2021 were approximately $664.6 million. The acquisition of Reinhart contributed $6,049.3 million of net sales in fiscal 2021, compared to $2,525.0 million in fiscal 2020.

Case volume increased 15.4% in fiscal 2021 compared to fiscal 2020. Excluding the impact of the 53rd week in fiscal 2021, case volume increased 13.0% compared to the prior year. Excluding the impact of the Reinhart acquisition for the first half of fiscal 2021, organic case volume increased 2.7% in fiscal 2021 compared to fiscal 2020.

Gross Profit

Gross profit increased $656.0 million, or 22.9%, for fiscal 2021 compared to fiscal 2020. The increase in gross profit was primarily driven by the acquisition of Reinhart and the 53rd week in fiscal 2021. The acquisition of Reinhart contributed an increase in gross profit of $501.4 million for fiscal 2021, compared to the prior year. Also, gross profit increased due to an increase in the gross profit per case driven by case growth in Foodservice, particularly in the independent channel. Independent customers typically receive more services from us, cost more to serve, and pay a higher gross profit per case than other customers. The Company estimates the increase in gross profit for the extra week in fiscal 2021 was approximately $76.1 million.

Additionally, for fiscal 2021, the Company recorded a total of $36.9 million of inventory write-offs primarily as a result of the impact of COVID-19 on our operations, compared to $54.5 million for fiscal 2020. This decrease was primarily a result of the recent improvements in economic conditions. Gross profit as a percentage of net sales was 11.6% for fiscal 2021 compared to 11.4% for fiscal 2020.

Operating Expenses

Operating expenses increased $356.3 million, or 12.0%, for fiscal 2021 compared to fiscal 2020. The increase in operating expenses was primarily driven by the acquisition of Reinhart and the 53rd week in fiscal 2021. Reinhart contributed an additional

$315.6 million of operating expenses, excluding depreciation and amortization, for fiscal 2021 as compared to fiscal 2020. The Company estimates operating expenses for the 53rd week in fiscal 2021 was approximately $70.4 million.

Excluding the impact of Reinhart and the 53rd week in fiscal 2021, operating expenses decreased as a result of a decrease in contingent consideration accretion expense of $109.7 million, professional fees of $28.4 million, and insurance expense of $6.2 million. Additionally, in fiscal 2021, the Company recorded a benefit of $24.9 million related to reserves related to expected credit losses for customer receivables, as compared to bad debt expense of $78.0 million in the prior year. These decreases were partially offset by a $78.6 million increase in bonus expense for fiscal 2021, along with increases in other personnel expenses and the increase in case volume and the resulting impact on variable operational and selling expenses in fiscal 2021 compared to the prior year period.

Depreciation and amortization of intangible assets increased from $276.3 million in fiscal 2020 to $338.9 million in fiscal 2021, an increase of 22.7%. This increase is primarily attributable to the acquisition of Reinhart. Total depreciation and amortization related to the 53rd week in fiscal 2021 was approximately $6.6 million.

Net Income (Loss)

Net income was $40.7 million for fiscal 2021, as compared to a net loss of $114.1 million for fiscal 2020. This increase in net income was attributable to the $299.7 million increase in operating profit, partially offset by increases in interest expense and income tax expense. The increase in interest expense was primarily the result of an increase in average borrowings outstanding along with a higher average interest rate during fiscal 2021 compared to fiscal 2020.

The Company reported income tax expense of $14.0 million for fiscal 2021 compared to an income tax benefit of $108.1 million for fiscal 2020. Our effective tax rate in fiscal 2021 was 25.6% compared to 48.6% in fiscal 2020. The effective tax rate for fiscal 2021 decreased from the prior year period primarily due to state taxes, stock compensation, and discrete items as a percentage of book income, which is significantly higher than the book income for fiscal 2020. The effective tax rate for fiscal 2020 was impacted by the $46.3 million benefit from a federal net operating loss carryback to tax years with a statutory tax rate higher than the current statutory tax rate.

Segment Results

As previously disclosed, in the second quarter of fiscal 2022, the Company changed its operating segments to reflect the manner in which the business is managed. Based on the Company’s organization structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company's three reportable segments are: Foodservice, Vistar, and Convenience. Management evaluates the performance of these segments based on various operating and financial metrics, including their respective sales growth and Adjusted EBITDA. Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, depreciation, amortization and certain items that the Company does not consider part of its segments' core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives. See Note 19. Segment Information within Part II, Item 8. Financial Statements and Supplementary Data.

Corporate & All Other is comprised of unallocated corporate overhead and certain operating segments that are not considered separate reportable segments based on their size, including the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The presentation and amounts for the fiscal years ended July 2, 2022, July 3, 2021, and June 27, 2020 have been restated to reflect the segment changes described above.

The following tables set forth net sales and Adjusted EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Fiscal Year Ended			Fiscal 2022		Fiscal 2021
	July 2, 2022	July 3, 2021	June 27, 2020	Change	%	Change	%
Foodservice	$26,579.2	$21,890.0	$16,740.5	$4,689.2	21.4	$5,149.5	30.8
Vistar	3,681.8	2,539.6	3,166.0	1,142.2	45.0	(626.4)	(19.8)
Convenience	20,603.3	5,946.8	5,173.4	14,656.5	246.5	773.4	14.9
Corporate & All Other	526.5	428.6	345.8	97.9	22.8	82.8	23.9
Intersegment Eliminations	(496.7)	(406.1)	(339.4)	(90.6)	(22.3)	(66.7)	(19.7)
Total net sales	$50,894.1	$30,398.9	$25,086.3	$20,495.2	67.4	$5,312.6	21.2

Adjusted EBITDA

	Fiscal year ended			Fiscal 2022		Fiscal 2021
	July 2, 2022	July 3, 2021	June 27, 2020	Change	%	Change	%
Foodservice	$786.5	$677.5	$364.4	$109.0	16.1	$313.1	85.9
Vistar	$193.0	$84.8	$123.6	108.2	127.6	(38.8)	(31.4)
Convenience	$257.1	$36.4	$42.8	220.7	606.3	(6.4)	(15.0)
Corporate & All Other	$(216.8)	$(173.4)	$(125.3)	(43.4)	(25.0)	(48.1)	(38.4)
Total Adjusted EBITDA	$1,019.8	$625.3	$405.5	$394.5	63.1	$219.8	54.2

Segment Results—Foodservice

Fiscal year ended July 2, 2022 compared to fiscal year ended July 3, 2021

Net Sales

Net sales for Foodservice increased $4.7 billion, or 21.4%, from fiscal 2021 to fiscal 2022. This increase in net sales was driven by growth in cases sold due to the declining effects of the COVID-19 pandemic on the restaurant industry, an increase in selling price per case as a result of inflation, and a recent acquisition, partially offset by the 53rd week in fiscal 2021. Net sales for the 53rd week in fiscal 2021 were approximately $484.3 million. Overall product cost inflation was approximately 16.5% for fiscal 2022 compared to the prior year, which was driven primarily by price increases for disposable items and center-of-the plate items such as meat, poultry, and seafood. Securing new and expanding business with independent customers resulted in organic independent case growth of 11.8% in fiscal 2022 compared to the prior year. Excluding the impact of the 53rd week, organic independent case growth was 14.4% compared to the prior year. For fiscal 2022, independent sales as a percentage of total segment sales were 38.2%.

Adjusted EBITDA

Adjusted EBITDA for Foodservice increased $109.0 million, or 16.1%, from fiscal 2021 to fiscal 2022. This increase was the result of an increase in gross profit, partially offset by an increase in operating expenses. Gross profit contributing to Foodservice's Adjusted EBITDA increased $613.0 million, or 21.5%, in fiscal 2022 compared to the prior fiscal year, driven by an increase in the gross profit per case, as well as an increase in cases sold, partially offset by the gross profit for the 53rd week in fiscal 2021. The Company estimates gross profit, excluding the change in the LIFO reserve, of approximately $62.6 million for the 53rd week in fiscal 2021. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold, including more Performance Brands products sold to independent customers. Cases sold to independent business result in higher gross margins within this segment.

Operating expenses impacting Foodservice’s Adjusted EBITDA increased by $503.9 million, or 23.2%, from fiscal 2021 to fiscal 2022. Operating expenses increased primarily as a result of an increase in case volume and the resulting impact on variable operational and selling expenses, as well as increases in personnel expense. The increases in personnel expense includes $73.9 million increase in temporary contract labor costs, including travel expense associated with the contract workers, for fiscal 2022 compared to the prior year period as a result of the current labor market’s impact on the Company’s ability to hire and retain qualified labor. Operating expenses also experienced increases in fuel expenses of $59.9 million primarily as a result of an increase in fuel prices compared to the prior year period. These increases were partially offset by the extra week in fiscal 2021. The Company estimates that operating expenses impacting Foodservice’s Adjusted EBITDA were approximately $47.1 million in the 53rd week of fiscal 2021.

Depreciation of fixed assets and amortization of intangible assets recorded in this segment increased from $248.3 million in fiscal 2021 to $260.0 million in fiscal 2022. Depreciation of fixed assets and amortization of intangible assets increased in fiscal 2022 as a result of a recent acquisition, partially offset by the extra week in fiscal 2021. Total depreciation and amortization related to the 53rd week in fiscal 2021 was approximately $4.7 million for Foodservice.

Fiscal year ended July 3, 2021 compared to fiscal year ended June 27, 2020

Net Sales

Net sales for Foodservice increased $5.1 billion, or 30.8%, from fiscal 2020 to fiscal 2021. The increase in net sales was driven by the Reinhart acquisition and an increase in selling price per case as a result of inflation, as well as the 53rd week in fiscal 2021. Net sales for the extra week in fiscal 2021 were approximately $484.3 million. Reinhart contributed $6.0 billion of net sales during fiscal 2021 compared to $2.5 billion in fiscal 2020. The Reinhart acquisition also expanded business with independent customers, resulting in independent case growth of approximately 31.6% in fiscal 2021 compared to the prior year. Excluding the impact of Reinhart, independent cases grew 12.6% in fiscal 2021 compared to the prior year, as a result of securing new and expanding business with independent customers. For fiscal 2021, independent sales as a percentage of total segment sales were 35.5%.

Adjusted EBITDA

Adjusted EBITDA for Foodservice increased $313.1 million, or 85.9%, from fiscal 2020 to fiscal 2021. This increase was the result of an increase in gross profit, partially offset by an increase in operating expenses. Gross profit contributing to Foodservice's Adjusted EBITDA increased $705.3 million, or 32.9%, in fiscal 2021 compared to the prior fiscal year, driven by the Reinhart acquisition, which contributed an increase in gross profit of $482.3 million for fiscal 2021. An increase in cases sold and an increase in gross profit per case also contributed to the increase in gross profit. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold, including more Performance Brands products sold to independent customers. Cases sold to independent business result in higher gross margins within this segment. Additionally, for fiscal 2021, Foodservice recorded $29.8 million of inventory write-offs primarily driven by the economic impacts of COVID-19, which was a decrease of $9.1 million compared to the prior year. Gross profit contributing to Foodservice's Adjusted EBITDA for the 53rd week in fiscal 2021 was estimated to be approximately $62.6 million.

Operating expenses impacting Foodservice’s Adjusted EBITDA increased by $392.3 million, or 22.0%, from fiscal 2020 to fiscal 2021. Operating expenses increased primarily as a result of the acquisition of Reinhart which contributed an additional $309.9 million of operating expenses impacting Foodservice's Adjusted EBITDA for fiscal 2021. Excluding the impact of the additional Reinhart operating expenses, operating expense increased as a result of an increase in case volume and the resulting impact on variable operational and selling expenses, along with an increase in bonus expense of $40.6 million and an increase in other personnel expenses as compared to the prior year. These increases were partially offset by decreases in insurance expense of $14.4 million, fuel expense of $2.9 million, and the expense related to reserves for expected credit losses. In fiscal 2021, Foodservice recorded a benefit of $22.8 million related to reserves for expected credit losses as compared to bad debt expense of $63.1 million during fiscal 2020. The Company estimates that operating expenses impacting Foodservice’s Adjusted EBITDA were approximately $47.1 million in the 53rd week of fiscal 2021.

Depreciation of fixed assets and amortization of intangible assets recorded in this segment increased from $197.7 million in fiscal 2020 to $248.3 million in fiscal 2021. Total depreciation and amortization related to the 53rd week in fiscal 2021 was approximately $4.7 million for Foodservice. Depreciation of fixed assets and amortization of intangible assets increased as a result of the acquisition of Reinhart. Total additional incremental depreciation and amortization related to the acquisition of Reinhart was $48.9 million for fiscal 2021 as compared to the prior year.

Segment Results—Vistar

Fiscal year ended July 2, 2022 compared to fiscal year ended July 3, 2021

Net Sales

Net sales for Vistar increased $1.1 billion, or 45.0%, from fiscal 2021 to fiscal 2022. The increases in net sales were driven primarily by the declining effects of the COVID-19 pandemic, partially offset by the 53rd week in fiscal 2021. Net sales for the 53rd week in fiscal 2021 were approximately $57.2 million. All channels, including those significantly impacted by the COVID-19 pandemic, such as vending, theater, value stores, office coffee service, hospitality, and travel, experienced case volume growth in fiscal 2022 compared to the prior year period.

Adjusted EBITDA

Adjusted EBITDA for Vistar increased $108.2 million, or 127.6%, from fiscal 2021 to fiscal 2022. The increase was the result of an increase in gross profit, partially offset by increases in operating expenses. Gross profit increased $200.7 million , or 48.4%, in fiscal 2022 compared to fiscal 2021, driven by a favorable shift in the channel mix primarily related to the recovery in the theater channel, and an increase in procurement gains. These increases were partially offset by estimated gross profit of approximately $9.4 million in the 53rd week in fiscal 2021. Gross profit as a percentage of net sales increased from 16.3% for fiscal 2021 to 16.7% for fiscal 2022.

Operating expenses impacting Vistar’s Adjusted EBITDA increased $92.5 million, or 28.1%, for fiscal 2022 compared to the prior year. Operating expenses increased primarily as a result of increased sales volume described above, and the resulting impact on variable operational and selling expenses. Operating expenses also increased as a result of an increase in personnel expense and an increase in fuel expense due to higher fuel prices. These increases were partially offset by the extra week in fiscal 2021. The Company estimates that operating expenses impacting Vistar’s Adjusted EBITDA were approximately $6.5 million in the 53rd week of fiscal 2021.

Depreciation of fixed assets and amortization of intangible assets recorded in this segment increased from $47.9 million in fiscal 2021 to $52.6 million in fiscal 2022. The increase was the result of recent capital outlays to support the segment's growth, partially offset by the extra week in fiscal 2021. Total depreciation and amortization related to the 53rd week in fiscal 2021 was approximately $1.0 million for Vistar.

Fiscal year ended July 3, 2021 compared to fiscal year ended June 27, 2020

Net Sales

Net sales for Vistar decreased $626.4 million, or 19.8%, from fiscal 2020 to fiscal 2021. Due to the restrictions implemented by governments to slow the spread of COVID-19, there were significant declines in case volume in the theater, office coffee service, office supply, hospitality, and travel channels for fiscal 2021, however, these declines gradually improved, as certain states eased restrictions allowing many of our customers in these channels to resume operations during the fourth quarter of fiscal 2021. The decline in net sales was partially offset by approximately $57.2 million in net sales for the 53rd week in fiscal 2021.

Adjusted EBITDA

Adjusted EBITDA for Vistar decreased $38.8 million, or 31.4%, from fiscal 2020 to fiscal 2021. This decrease was primarily the result of a decrease in gross profit, partially offset by a decrease in operating expenses. The gross profit decrease of $64.2 million for fiscal 2021 compared to fiscal 2020, was driven by the impact of COVID-19 on the channels we serve, partially offset by estimated gross profit of approximately $9.4 million in the 53rd week in fiscal 2021. Additionally, for fiscal 2021, Vistar recorded $4.3 million of inventory write-offs primarily as result of the impact of COVID-19 on the channels we serve, which was a decrease of $9.3 million compared to the prior year. Gross profit as a percentage of net sales increased from 15.1% for fiscal 2020 to 16.3% for fiscal 2021.

Operating expenses impacting Vistar’s Adjusted EBITDA decreased $25.4 million, or 7.2%, for fiscal 2021 compared to the prior year. Operating expenses decreased primarily as a result of decreased sales volume described above. Additionally, in fiscal 2021,

Vistar recorded a benefit of $2.0 million related to reserves for expected credit losses for customer receivables as compared to bad debt expense of $14.4 million for the prior year. These decreases were partially offset by an increase in bonus expense of $15.9 million for fiscal 2021 compared to the prior year. The Company estimates that operating expenses impacting Vistar’s Adjusted EBITDA were approximately $6.5 million in the 53rd week of fiscal 2021.

Depreciation of fixed assets and amortization of intangible assets recorded in this segment increased from $40.3 million in fiscal 2020 to $47.9 million in fiscal 2021. Total depreciation and amortization related to the 53rd week in fiscal 2021 was approximately $1.0 million for Vistar. Depreciation of fixed assets and amortization of intangible assets increased as a result of the accelerated amortization of certain trade names and capital outlays to support the segment’s growth.

Segment Results—Convenience

Fiscal year ended July 2, 2022 compared to fiscal year ended July 3, 2021

Net Sales

Net sales for Convenience increased $14.7 billion, or 246.5%, from $5.9 billion for fiscal 2021 to $20.6 billion for fiscal 2022. Net sales related to cigarettes for fiscal 2022 was $13.2 billion, which includes $3.7 billion of excise taxes, compared to net sales of cigarettes of $4.2 billion, which includes $1.2 billion of excise taxes, for fiscal 2021.

The increase in net sales for Convenience was driven primarily by the Core-Mark acquisition. The Core-Mark acquisition contributed $14.5 billion of net sales since the acquisition date, which includes $2.6 billion related to tobacco excise taxes. The increase in net sales was also driven by organic growth in cases sold, partially offset by the 53rd week in fiscal 2021. Net sales for the 53rd week in fiscal 2021 were approximately $122.7 million.

Adjusted EBITDA

Adjusted EBITDA for Convenience increased $220.7 million, or 606.3%, from fiscal 2021 to fiscal 2022. This increase was a result of an increase in gross profit, partially offset by an increase in operating expenses driven by the acquisition of Core-Mark. Gross profit contributing to Convenience’s Adjusted EBITDA increased $1,007.9 million, or 373.3%, for fiscal 2022 compared to the prior year period. Core-Mark contributed gross profit of $941.0 million to Adjusted EBITDA since the acquisition date. Gross profit contributing to Convenience’s Adjusted EBITDA also increased as a result of case growth, a favorable shift in product mix, and procurement gains, partially offset by estimated gross profit of approximately $5.6 million for the 53rd week in fiscal 2021. Gross profit contributing to Convenience's Adjusted EBITDA as a percentage of net sales increased from 4.5% for fiscal 2021 to 6.2% for fiscal 2022 as a result of the Core-Mark acquisition.

Operating expenses impacting Convenience’s Adjusted EBITDA, increased $788.4 million, or 337.8%, for fiscal 2022 compared to the prior year period. Operating expenses increased primarily as a result of the acquisition of Core-Mark, which contributed an additional $729.9 million of operating expenses since the acquisition date. Operating expenses also experienced increases in personnel expense, fuel expense and reserves related to expected credit losses in fiscal 2022 as compared to the prior year. These increases were partially offset by operating expense impacting Convenience’s Adjusted EBITDA of approximately $5.1 million for the 53rd week in fiscal 2021.

Depreciation and amortization of intangible assets recorded in this segment increased from $12.6 million in fiscal 2021 to $125.7 million in fiscal 2022. Depreciation of fixed assets and amortization of intangible assets increased as a result of the Core-Mark acquisition. Total depreciation and amortization related to the acquisition of Core-Mark was $109.7 million since the acquisition date. The remaining increase was the result of recent capital outlays for transportation and warehouse equipment and information technology, partially offset by approximately $0.4 million of depreciation and amortization for the 53rd week in fiscal 2021.

Fiscal year ended July 3, 2021 compared to fiscal year ended June 27, 2020

Net Sales

Net sales for Convenience increased $773.4 million, or 14.9%, from fiscal 2020 to fiscal 2021. Net sales for fiscal 2021 included $1.2 billion related to tobacco excise taxes, as compared to $1.1 billion for fiscal 2020. The increase in net sales was driven by growth in cases sold and the extra week in fiscal 2021. Net sales for the 53rd week in fiscal 2021 were approximately $122.7 million.

Adjusted EBITDA

Adjusted EBITDA for Convenience decreased $6.4 million, or 15.0%, from fiscal 2020 to fiscal 2021. The decrease was a result of an increase in operating expenses, partially offset by an increase in gross profit. Gross profit contributing to Convenience’s

Adjusted EBITDA increased $23.6 million for fiscal 2021 compared to fiscal 2020 as a result of case growth, a favorable shift in product mix, and the extra week in fiscal 2021. The Company estimates that gross profit contributing to Convenience’s Adjusted EBITDA was approximately $5.6 million for the 53rd week in fiscal 2021.

Operating expenses impacting Convenience’s Adjusted EBITDA increased $29.8 million, or 14.6%, for fiscal 2021 primarily as a result of an increase of variable operational and selling expense compared to fiscal 2020 as a result of the increased case volume described above. Operating expenses impacting Convenience’s Adjusted EBITDA also increased due to personnel and fuel expense. These increases included approximately $5.1 million of operating expenses impacting Convenience’s Adjusted EBITDA for the 53rd week in fiscal 2021.

Depreciation and amortization of intangible assets recorded in this segment increased from $9.7 million in fiscal 2020 to $12.6 million in fiscal 2021. The increase was the result of recent capital outlays for transportation and warehouse equipment and approximately $0.4 million of depreciation and amortization for the 53rd week in fiscal 2021.

Segment Results—Corporate & All Other

Fiscal year ended July 2, 2022 compared to fiscal year ended July 3, 2021

Net Sales

Net sales for Corporate & All Other increased $97.9 million from fiscal 2021 to fiscal 2022. The increase was primarily attributable to an increase in logistics services provided to our other segments for increased case volume, partially offset by approximately $9.2 million of net sales for the 53rd week in fiscal 2021.

Adjusted EBITDA

Adjusted EBITDA for Corporate & All Other was a negative $216.8 million for fiscal 2022 compared to a negative $173.4 million for fiscal 2021. This decline in Adjusted EBITDA was primarily driven by increases in personnel and travel expenses of $15.2 million, information technology services and maintenance of $4.7 million, and insurance expense of $4.2 million, compared to the prior year period. Adjusted EBITDA also decreased due to additional corporate operating expenses of $10.9 million associated with the acquisition of Core-Mark. These increases in operating expenses were partially offset by the extra week in fiscal 2021. The Company estimates that operating expenses impacting Corporate & All Other’s Adjusted EBITDA were approximately $4.3 million in the 53rd week of fiscal 2021.

Depreciation of fixed assets and amortization of intangible assets recorded in this segment decreased from $30.1 million in fiscal 2021 to $24.5 million in fiscal 2022 as a result of accelerated depreciation for abandoned information technology projects in the prior year and the extra week in fiscal 2021. Total depreciation and amortization related to the 53rd week in fiscal 2021 was approximately $0.5 million for Corporate & All Other.

Fiscal year ended July 3, 2021 compared to fiscal year ended June 27, 2020

Net Sales

Net sales for Corporate & All Other increased $82.8 million from fiscal 2020 to fiscal 2021. The increase was primarily attributable to an increase in logistics services provided to our other segments for increased case volume due to the acquisition of Reinhart, sales contributions from other recent immaterial acquisitions, and approximately $9.2 million of net sales for the 53rd week in fiscal 2021.

Adjusted EBITDA

Adjusted EBITDA for Corporate & All Other was a negative $173.4 million for fiscal 2021 compared to a negative $125.3 million for fiscal 2020. This decline in Adjusted EBITDA was primarily driven by the additional corporate operating expenses of $11.6 million associated with the acquisition of Reinhart, as well as the additional week in fiscal 2021. Additionally, operating expenses increased as a result of increases in annual bonus expense of $17.3 million, personnel and travel expenses of $8.9 and insurance expense of $8.1 million in fiscal 2021 as compared to the prior year period. The Company estimates that operating expenses impacting Corporate & All Other’s Adjusted EBITDA were approximately $4.3 million in the 53rd week of fiscal 2021.

Depreciation of fixed assets and amortization of intangible assets recorded in this segment was $30.1 million in fiscal 2021 compared to $28.6 million for fiscal 2020. Total depreciation and amortization related to the 53rd week in fiscal 2021 was approximately $0.5 million for Corporate & All Other.

Liquidity and Capital Resources

We have historically financed our operations and growth primarily with cash flows from operations, borrowings under our credit facility (currently our ABL Facility), operating and finance leases, and normal trade credit terms. We have typically funded our acquisitions with additional borrowings under our credit facility. Our working capital and borrowing levels are subject to seasonal fluctuations, typically with the lowest borrowing levels in the third and fourth fiscal quarters and the highest borrowing levels occurring in the first and second fiscal quarters. We borrow under our credit facility or pay it down regularly based on our cash flows from operating and investing activities. Our practice is to minimize interest expense while maintaining reasonable liquidity.

As market conditions warrant, we may from time to time seek to repurchase our securities or loans in privately negotiated or open market transactions, by tender offer or otherwise. Any such repurchases may be funded by incurring new debt, including additional borrowings under our credit facility. In addition, depending on conditions in the credit and capital markets and other factors, we will, from time to time, consider other financing transactions, the proceeds of which could be used to refinance our indebtedness, make investments or acquisitions or for other purposes. Any new debt may be secured debt.

Our cash requirements over the next 12 months and beyond relate to our long-term debt and associated interest payments, operating and finance leases, and purchase obligations. For information regarding the Company’s expected cash requirements related to long-term debt and operating and finance leases, see Note 8. Debt and Note 12. Leases, respectively, within the Notes to Consolidated Financial Statements included in Item 8. As of July 2, 2022, the Company had total purchase obligations of $163.9 million, which includes agreements for purchases related to capital projects and services in the normal course of business, for which all significant terms have been confirmed, as well as a minimum amount due for various Company meetings and conferences. Purchase obligations also include amounts committed to various capital projects in process or scheduled to be completed in the coming fiscal years. As of July 2, 2022, the Company had commitments of $101.8 million for capital projects related to warehouse expansion and improvements and warehouse equipment. The Company anticipates using cash flows from operations or borrowings under the ABL Facility to fulfill these commitments. Amounts due under these agreements were not included in the Company’s consolidated balance sheet as of July 2, 2022.

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

We believe that our cash flows from operations and available borrowing capacity will be sufficient to meet our anticipated cash requirements over the next 12 months and beyond, to maintain sufficient liquidity for normal operating purposes, and to fund capital expenditures.

At July 2, 2022, our cash balance totaled $18.7 million, including restricted cash of $7.1 million, as compared to a cash balance totaling $22.2 million, including restricted cash of $11.1 million, at July 3, 2021.

Operating Activities

Fiscal year ended July 2, 2022 compared to fiscal year ended July 3, 2021

During fiscal 2022 and fiscal 2021, our operating activities provided cash flow of $276.5 million and $64.6 million, respectively. The increase in cash flows provided by operating activities in fiscal 2022 compared to fiscal 2021 was largely driven by higher operating income and the prior year payment of $117.3 million of contingent consideration related to the acquisition of Eby-Brown, partially offset by net income tax refunds of $117.4 million in fiscal 2021 and investments in working capital in fiscal 2022. Toward the end of fiscal 2022, the Company made advanced purchases of $220.3 million of tobacco related inventory to take advantage of preferred pricing and as a result of one of the Company's cigarette suppliers shutting down for a system conversion.

Fiscal year ended July 3, 2021 compared to fiscal year ended June 27, 2020

During fiscal 2021 and fiscal 2020, our operating activities provided cash flow of $64.6 million and $623.6 million, respectively. The decrease in cash flows provided by operating activities in fiscal 2021 compared to fiscal 2020 was largely driven by larger investments in net working capital and the payment of $117.3 million of contingent consideration related to the acquisition of Eby-Brown, partially offset by net income tax refunds of $117.4 million received during fiscal 2021.

Investing Activities

Cash used in investing activities totaled $1,861.5 million in fiscal 2022 compared to $199.8 million in fiscal 2021 and $2,146.0 million in fiscal 2020. These investments consisted primarily of net cash paid for recent acquisitions of $1,650.5 million, $18.1 million, and $1,989.0 million for fiscal year 2022, 2021 and 2020, respectively, along with capital purchases of property, plant, and equipment of $215.5 million, $188.8 million, and $158.0 million for fiscal years 2022, 2021, and 2020, respectively. In fiscal 2022, purchases of property, plant, and equipment primarily consisted of outlays for information technology, warehouse equipment, warehouse expansions and improvements, and transportation equipment. The following table presents the capital purchases of property, plant, and equipment by segment. Capital expenditures for fiscal year ended July 3, 2021 and fiscal year ended June 27, 2020 have been restated to reflect the segment changes discussed above.

	Fiscal Year Ended
(Dollars in millions)	July 2, 2022	July 3, 2021	June 27, 2020
Foodservice	$148.2	$99.9	$57.8
Vistar	19.1	48.0	46.7
Convenience	31.9	26.5	25.3
Corporate & All Other	16.3	14.4	28.2
Total capital purchases of property, plant and equipment	$215.5	$188.8	$158.0

Financing Activities

During fiscal 2022, our financing activities provided cash flow of $1,581.5 million, which consisted primarily of $1.0 billion in cash received from the issuance and sale of the Notes due 2029 and $1,019.7 million in net borrowings under our Prior Credit Agreement (as defined below) and ABL Facility, partially offset by $350.0 million in cash used for the repayment of the Notes due 2024.

During fiscal 2021,our financing activities used cash flow of $274.4 million, which consisted primarily of $16.2 million in net payments under our Prior Credit Agreement, $136.4 million in payments related to recent acquisitions, $110.0 million repayment of a 364-day maturity loan that was junior to the other obligations owed under the Prior Credit Agreement ("Additional Junior Term Loan"), and $37.9 million in payments of finance lease obligations.

During fiscal 2020, net cash provided by financing activities was $1,928.8 million, which consisted primarily of $1,060.0 million in cash received from the issuance and sale of the Notes due 2027, $275.0 million in cash received from the issuance and sale of the Notes due 2025, $828.1 million in net proceeds from the issuance of common stock, and $110.0 million in borrowings under the Additional Junior Term Loan, partially offset by $259.0 million in net payments under our Prior Credit Agreement.

The following describes our financing arrangements as of July 2, 2022:

Credit Agreement: PFGC, Inc., a wholly-owned subsidiary of the Company (“PFGC”), was a party to the Fourth Amended and Restated Credit Agreement dated December 30, 2019 (as previously amended, the “Prior Credit Agreement”). The Prior Credit Agreement had an aggregate principal amount of $3.0 billion under the revolving loan facility and was scheduled to mature on December 30, 2024. The $110.0 million Additional Junior Term Loan was paid of early and in full in fiscal 2021.

On September 17, 2021, PFGC and Performance Food Group, Inc. entered into the Fifth Amended and Restated Credit Agreement (the “ABL Facility”) with Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, and the other lenders party thereto, which amended the Prior Credit Agreement. The ABL Facility, among other things, (i) increased the aggregate principal amount available under the revolving loan facility from $3.0 billion to $4.0 billion, (ii) extended the stated maturity date from December 30, 2024 to September 17, 2026, and (iii) included an alternative reference rate, which provides mechanisms for the use of the Secured Overnight Financing Rate as a replacement rate upon a LIBOR cessation event.

Performance Food Group, Inc., a wholly-owned subsidiary of PFGC, is the lead borrower under the ABL Facility, which is jointly and severally guaranteed by, and secured by the majority of the assets of, PFGC and all material domestic direct and indirect wholly-owned subsidiaries of PFGC (other than the captive insurance subsidiary and other excluded subsidiaries). Availability for loans and letters of credit under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including trade accounts receivable, inventory, owned real properties, and owned transportation equipment. The borrowing base is reduced quarterly by a cumulative fraction of the real properties and transportation equipment values. Advances on accounts receivable and inventory are subject to change based on periodic commercial finance examinations and appraisals, and the real property and transportation equipment values included in the borrowing base are subject to change based on periodic appraisals. Audits and appraisals are conducted at the direction of the administrative agent for the benefit and on behalf of all lenders.

Borrowings under the ABL Facility bear interest, at Performance Food Group, Inc.’s option, at (a) the Base Rate (defined as the greater of (i) the Federal Funds Rate in effect on such date plus 0.5%, (ii) the Prime Rate on such day, or (iii) one month LIBOR plus 1.0%) plus a spread, or (b) LIBOR plus a spread. The ABL Facility also provides for an unused commitment fee rate of 0.25% per annum.

The following table summarizes outstanding borrowings, availability, and the average interest rate under the credit facility in place as of the applicable date:

(Dollars in millions)	As of July 2, 2022	As of July 3, 2021
Aggregate borrowings	$1,608.4	$586.3
Letters of credit	190.5	161.7
Excess availability, net of lenders’ reserves of $104.4 and $55.1	2,201.1	2,252.0
Average interest rate	2.89%	2.32%

The ABL Facility contains covenants requiring the maintenance of a minimum consolidated fixed charge coverage ratio if excess availability falls below the greater of (i) $320.0 million and (ii) 10% of the lesser of the borrowing base and the revolving credit facility amount for five consecutive business days. The ABL Facility also contains customary restrictive covenants that include, but are not limited to, restrictions on the loan parties’ and their subsidiaries abilities to incur additional indebtedness, pay dividends, create liens, make investments or specified payments, and dispose of assets. The ABL Facility provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness. If an event of default occurs and is continuing, amounts due under the ABL Facility may be accelerated and the rights and remedies of the lenders may be exercised, including rights with respect to the collateral securing the obligations under such agreement.

Senior Notes due 2025: On April 24, 2020, Performance Food Group, Inc. issued and sold $275.0 million aggregate principal amount of its 6.875% Senior Notes due 2025 (the “Notes due 2025”). The Notes due 2025 are jointly and severally guaranteed on a senior unsecured basis by PFGC and all domestic direct and indirect wholly-owned subsidiaries of PFGC (other than captive insurance subsidiaries and other excluded subsidiaries). The Notes due 2025 are not guaranteed by the Company.

The proceeds from the Notes due 2025 were used for working capital and general corporate purposes and to pay the fees, expenses, and other transaction costs incurred in connection with the Notes due 2025.

The Notes due 2025 were issued at 100.0% of their par value. The Notes due 2025 mature on May 1, 2025, and bear interest at a rate of 6.875% per year, payable semi-annually in arrears.

Upon the occurrence of a change of control triggering event or upon the sale of certain assets in which Performance Food Group, Inc. does not apply the proceeds as required, the holders of the Notes due 2025 will have the right to require Performance Food Group, Inc. to repurchase each holder’s Notes due 2025 at a price equal to 101% (in the case of a change of control triggering event) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest. Performance Food Group, Inc. may redeem all or a part of the Notes due 2025 at any time prior to May 1, 2023 at a redemption price equal to 103.438% of the principal amount redeemed, plus accrued and unpaid interest. The redemption price decreases to 101.719% and 100% of the principal amount redeemed on May 1, 2023, and May 1, 2024, respectively.

The indenture governing the Notes due 2025 contains covenants limiting, among other things, PFGC’s and its restricted subsidiaries’ ability to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends and make other distributions on, or redeem or repurchase, capital stock; make certain investments; incur certain liens; enter into transactions with affiliates; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; create certain restrictions on the ability of PFGC’s restricted subsidiaries to make dividends or other payments to PFGC; designate restricted subsidiaries as unrestricted subsidiaries; and transfer or sell certain assets. These covenants are subject to a number of important exceptions and qualifications. The Notes due 2025 also contain customary events of default, the occurrence of which could result in the principal of and accrued interest on the Notes due 2025 to become or be declared due and payable.

Senior Notes due 2027: On September 27, 2019, PFG Escrow Corporation (the “Escrow Issuer”), a wholly-owned subsidiary of PFGC, issued and sold $1,060.0 million aggregate principal amount of its 5.500% Senior Notes due 2027 (the “Notes due 2027”). The Notes due 2027 are jointly and severally guaranteed on a senior unsecured basis by PFGC and all domestic direct and indirect wholly-owned subsidiaries of PFGC (other than captive insurance subsidiaries and other excluded subsidiaries). The Notes due 2027 are not guaranteed by the Company.

The proceeds from the Notes due 2027 along with an offering of shares of the Company’s common stock and borrowings under the Prior Credit Agreement, were used to fund the cash consideration for the Reinhart acquisition and to pay related fees and expenses.

The Notes due 2027 were issued at 100.0% of their par value. The Notes due 2027 mature on October 15, 2027 and bear interest at a rate of 5.500% per year, payable semi-annually in arrears.

Upon the occurrence of a change of control triggering event or upon the sale of certain assets in which Performance Food Group, Inc. does not apply the proceeds as required, the holders of the Notes due 2027 will have the right to require Performance Food Group, Inc. to repurchase each holder’s Notes due 2027 at a price equal to 101% (in the case of a change of control triggering event) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest. Performance Food Group, Inc. may redeem all or a part of the Notes due 2027 at any time prior to October 15, 2022, at a redemption price equal to 100% of the principal amount of the Notes due 2027 being redeemed plus a make-whole premium and accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, beginning on October 15, 2022, Performance Food Group, Inc. may redeem all or a part of the Notes due 2027 at a redemption price equal to 102.750% of the principal amount redeemed, plus accrued and unpaid interest. The redemption price decreases to 101.375% and 100% of the principal amount redeemed on October 15, 2023, and October 15, 2024, respectively. In addition, at any time prior to October 15, 2022, Performance Food Group, Inc. may redeem up to 40% of the Notes due 2027 from the proceeds of certain equity offerings at a redemption price equal to 105.500% of the principal amount thereof, plus accrued and unpaid interest.

The indenture governing the Notes due 2027 contains covenants limiting, among other things, PFGC’s and its restricted subsidiaries’ ability to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends and make other distributions on, or redeem or repurchase, capital stock; make certain investments; incur certain liens; enter into transactions with affiliates; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; create certain restrictions on the ability of PFGC’s restricted subsidiaries to make dividends or other payments to PFGC; designate restricted subsidiaries as unrestricted subsidiaries; and transfer or sell certain assets. These covenants are subject to a number of important exceptions and qualifications. The Notes due 2027 also contain customary events of default, the occurrence of which could result in the principal of and accrued interest on the Notes due 2027 to become or be declared due and payable.

Senior Notes due 2029: On July 26, 2021, Performance Food Group, Inc. issued and sold $1.0 billion aggregate principal amount of its 4.250% Senior Notes due 2029 (the “Notes due 2029”). The Notes due 2029 are jointly and severally guaranteed on a senior unsecured basis by PFGC and all domestic direct and indirect wholly-owned subsidiaries of PFGC (other than captive insurance subsidiaries and other excluded subsidiaries). The Notes due 2029 are not guaranteed by the Company.

The proceeds from the Notes due 2029 were used to pay down the outstanding balance of the Prior Credit Agreement, to redeem the $350.0 million aggregate principal amount of the 5.500% Senior Notes due 2024 (“Notes due 2024”), and to pay the fees, expenses, and other transaction costs incurred in connection with the Notes due 2029.

The Notes due 2029 were issued at 100.0% of their par value. The Notes due 2029 mature on August 1, 2029 and bear interest at a rate of 4.250% per year, payable semi-annually in arrears.

Upon the occurrence of a change of control triggering event or upon the sale of certain assets in which Performance Food Group, Inc. does not apply the proceeds as required, the holders of the Notes due 2029 will have the right to require Performance Food Group, Inc. to repurchase each holder’s Notes due 2029 at a price equal to 101% (in the case of a change of control triggering event) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest. Performance Food Group, Inc. may redeem all or a part of the Notes due 2029 at any time prior to August 1, 2024, at a redemption price equal to 100% of the principal amount of the Notes due 2029 being redeemed plus a make-whole premium and accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, beginning on August 1, 2024, Performance Food Group, Inc. may redeem all or a part of the Notes due 2029 at a redemption price equal to 102.125% of the principal amount redeemed, plus accrued and unpaid interest. The redemption price decreases to 101.163% and 100% of the principal amount redeemed on August 1, 2025, and August 1, 2026, respectively. In addition, at any time prior to August 1, 2024, Performance Food Group, Inc. may redeem up to 40% of the Notes due 2029 from the proceeds of certain equity offerings at a redemption price equal to 104.250% of the principal amount thereof, plus accrued and unpaid interest.

The indenture governing the Notes due 2029 contains covenants limiting, among other things, PFGC’s and its restricted subsidiaries’ ability to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends and make other distributions on, or redeem or repurchase, capital stock; make certain investments; incur certain liens; enter into transactions with affiliates; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; create certain restrictions on the ability of PFGC’s restricted subsidiaries to make dividends or other payments to PFGC; designate restricted subsidiaries as unrestricted subsidiaries; and transfer or sell certain assets. These covenants are subject to a number of important exceptions and qualifications. The Notes due 2029 also contain customary events of default, the occurrence of which could result in the principal of and accrued interest on the Notes due 2029 to become or be declared due and payable.

The ABL Facility and the indentures governing the Notes due 2025, the Notes due 2027, and the Notes due 2029 contain customary restrictive covenants under which all of the net assets of PFGC and its subsidiaries were restricted from distribution to Performance Food Group Company, except for approximately $1,632.5 million of restricted payment capacity available under such debt agreements, as of July 2, 2022. Such minimum estimated restricted payment capacity is calculated based on the most restrictive of our debt agreements and may fluctuate from period to period, which fluctuations may be material. Our restricted payment capacity under other debt instruments to which the Company is subject may be materially higher than the foregoing estimate.

As of July 2, 2022, the Company was in compliance with all of the covenants under the ABL Facility and the indentures governing the Notes due 2025, the Notes due 2027, and the Notes due 2029.

Total Assets by Segment

Total assets by segment discussed below exclude intercompany receivables between segments and amounts as of July 3, 2021 have been restated to reflect the changes to our reportable segments that occurred in the second quarter of fiscal 2022.

Total assets for Foodservice increased $663.6 million from $5,791.7 million as of July 3, 2021 to $6,455.3 million as of July 2, 2022. During this period, this segment increased its inventory, property, plant, and equipment, accounts receivable, and goodwill primarily due to a recent acquisition, partially offset by a decrease in intangible assets.

Total assets for Vistar increased $84.0 million from $1,049.7 million as of July 3, 2021 to $1,133.7 million as of July 2, 2022. During this period, Vistar increased its inventory and accounts receivable.

Total assets for Convenience increased $3,729.7 million from $681.9 million as of July 3, 2021 to $4,411.6 million as of July 2, 2022. During this period, this segment increased its inventory, goodwill, accounts receivable, intangible assets, property, plant and equipment, and operating lease right-of-use assets as a result of the Core-Mark acquisition.

Critical Accounting Policies and Estimates

Critical accounting policies and estimates are those that are most important to portraying our financial position and results of operations. These policies require our most subjective or complex judgments, often employing the use of estimates about the effect of matters that are inherently uncertain. Our most critical accounting policies and estimates include those that pertain to the allowance for doubtful accounts receivable, inventory valuation, insurance programs, income taxes, vendor rebates and promotional incentives, and goodwill and other intangible assets.

Accounts Receivable

Accounts receivable are primarily comprised of trade receivables from customers in the ordinary course of business, are recorded at the invoiced amount, and primarily do not bear interest. Receivables are recorded net of the allowance for doubtful accounts on the accompanying consolidated balance sheets. We evaluate the collectability of our accounts receivable based on a combination of factors. We regularly analyze our significant customer accounts, and when we become aware of a specific customer’s inability to meet its financial obligations to us, such as a bankruptcy filing or a deterioration in the customer’s operating results or financial position, we record a specific reserve for bad debt to reduce the related receivable to the amount we reasonably believe is collectible. We also record reserves for bad debt for other customers based on a variety of factors, including the length of time the receivables are past due, macroeconomic considerations, and historical experience. If circumstances related to specific customers change, our estimates of the recoverability of receivables could be further adjusted.

Inventory Valuation

Our inventories consist primarily of food and non-food products. The Company values inventories at the lower of cost or market using the first-in, first-out (“FIFO”) method and last-in, first-out ("LIFO") using the link chain technique of the dollar value method.

FIFO was used for approximately 57% of total inventories at July 2, 2022. We adjust our inventory balances for slow-moving, excess, and obsolete inventories. These adjustments are based upon inventory category, inventory age, specifically identified items, and overall economic conditions.

Insurance Programs

We maintain high-deductible insurance programs covering portions of general and vehicle liability and workers’ compensation. The amounts in excess of the deductibles are insured by third-party insurance carriers, subject to certain limitations and exclusions. We also maintain self-funded group medical insurance. We accrue our estimated liability for these deductibles, including an estimate for incurred but not reported claims, based on known claims and past claims history. The estimated short-term portion of these accruals is included in Accrued expenses on our consolidated balance sheets, while the estimated long-term portion of the accruals is included in Other long-term liabilities. The provisions for insurance claims include estimates of the frequency and timing of claims occurrence, as well as the ultimate amounts to be paid. These insurance programs are managed by a third party, and the deductibles for general and vehicle liability and workers compensation are primarily collateralized by letters of credit and restricted cash.

Income Taxes

We follow Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740-10, Income Taxes—Overall, which requires the use of the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Future tax benefits, including net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and closing of statutes of limitations. Such adjustments are reflected in the tax provision as appropriate. Income tax calculations are based on the tax laws enacted as of the date of the financial statements.

Vendor Rebates and Other Promotional Incentives

We participate in various rebate and promotional incentives with our suppliers, either unilaterally or in combination with purchasing cooperatives and other procurement partners, that consist primarily of volume and growth rebates, annual and multi-year incentives, and promotional programs. Consideration received under these incentives is generally recorded as a reduction of cost of goods sold. However, in certain limited circumstances the consideration is recorded as a reduction of costs incurred by us. Consideration received may be in the form of cash and/or invoice deductions. Changes in the estimated amount of incentives to be received are treated as changes in estimates and are recognized in the period of change.

Consideration received for volume and growth rebates, annual incentives, and multi-year incentives are recorded as a reduction of cost of goods sold. We systematically and rationally allocate the consideration for these incentives to each of the underlying transactions that results in progress by the Company toward earning the incentives. If the incentives are not probable and reasonably estimable, we record the incentives as the underlying objectives or milestones are achieved. We record annual and multi-year incentives when earned, generally over the agreement period. We use current and historical purchasing data, forecasted purchasing volumes, and other factors in estimating whether the underlying objectives or milestones will be achieved. Consideration received to promote and sell the supplier’s products is typically a reimbursement of marketing costs incurred by the Company and is recorded as a reduction of our operating expenses. If the amount of consideration received from the suppliers exceeds our marketing costs, any excess is recorded as a reduction of cost of goods sold.

Acquisitions, Goodwill, and Other Intangible Assets

We account for acquired businesses using the acquisition method of accounting. Our financial statements reflect the operations of an acquired business starting from the completion of the acquisition. Goodwill and other intangible assets represent the excess of cost of an acquired entity over the amounts specifically assigned to those tangible net assets acquired in a business combination. Other identifiable intangible assets typically include customer relationships, trade names, technology, non-compete agreements, and favorable lease assets. Goodwill and intangibles with indefinite lives are not amortized. Intangibles with definite lives are amortized on a straight-line basis over their useful lives, which generally range from two to eleven years. Annually, or when certain triggering events occur, the Company assesses the useful lives of its intangibles with definite lives. Certain assumptions, estimates, and judgments are used in determining the fair value of net assets acquired, including goodwill and other intangible assets, as well as determining the allocation of goodwill to the reporting units. Accordingly, we may obtain the assistance of third-party valuation specialists for significant tangible and intangible assets. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management but are inherently uncertain. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants and include the amount and timing of future cash flows (including expected growth rates and profitability), economic barriers to entry, a brand’s relative market position, and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

We are required to test goodwill and other intangible assets with indefinite lives for impairment annually or more often if circumstances indicate. Indicators of goodwill impairment include, but are not limited to, significant declines in the markets and industries that buy our products, changes in the estimated future cash flows of its reporting units, changes in capital markets, and changes in its market capitalization.

We apply the guidance in FASB Accounting Standards Update (“ASU”) 2011-08 “Intangibles—Goodwill and Other—Testing Goodwill for Impairment,” which provides entities with an option to perform a qualitative assessment (commonly referred to as “step zero”) to determine whether further quantitative analysis for impairment of goodwill is necessary. In performing step zero for our goodwill impairment test, we are required to make assumptions and judgments, including but not limited to the following: the evaluation of macroeconomic conditions as related to our business, industry and market trends, and the overall future financial performance of our reporting units and future opportunities in the markets in which they operate. If impairment indicators are present after performing step zero, we would perform a quantitative impairment analysis to estimate the fair value of goodwill.

During fiscal 2022 and fiscal 2021, we performed the step zero analysis for our goodwill impairment test. As a result of our step zero analysis, no further quantitative impairment test was deemed necessary for fiscal 2022 and fiscal 2021. There were no impairments of goodwill or intangible assets with indefinite lives for fiscal 2022 and fiscal 2021.

Recently Issued Accounting Pronouncements

Refer to Note 3. Recently Issued Accounting Pronouncements within the Notes to Consolidated Financial Statements included in Item 8 for a full description of recent accounting pronouncements including the respective expected dates of adoption and expected effects on the Company’s consolidated financial statements.

Item 8. Financial Statements and Supplementary Data

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements as of July 2, 2022 and July 3, 2021 and for the fiscal years ended July 2, 2022 July 3, 2021, and June 27, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Performance Food Group Company

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Performance Food Group Company and subsidiaries (the “Company”) as of July 2, 2022, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of July 2, 2022, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended July 2, 2022, of the Company and our report dated August 19, 2022, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control Over Financial Reporting appearing in the Company's 2022 Annual Report on Form 10-K. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

August 19, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Performance Food Group Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Performance Food Group Company and subsidiaries (the "Company") as of July 2, 2022 and July 3, 2021, the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows, for the fiscal years ended July 2, 2022, July 3, 2021, and June 27, 2020, and the related notes and the schedule listed in the Index at Item 8 (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 2, 2022 and July 3, 2021, and the results of its operations and its cash flows for the fiscal years ended July 2, 2022, July 3, 2021, and June 27, 2020 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of July 2, 2022, based on criteria established in Internal Control — Integrated Framework (2013)issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 19, 2022, expressed an unqualified opinion on the Company's internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Vendor Rebates and Other Promotional Incentives – Refer to Note 2 to the financial statements

Critical Audit Matter Description

The Company receives various rebate and promotional incentives from its suppliers, which include volume and growth rebates, annual and multi-year incentives, and promotional programs. Consideration received for incentives that contain volume and growth rebates and annual and multi-year incentives are recorded as a reduction of cost of goods sold. The Company systematically and rationally allocates the consideration for these incentives to each of the underlying transactions that results in progress by the Company toward earning the incentives. If the incentives are not probable and reasonably estimable, the Company records the incentives as the underlying objectives or milestones are achieved. The Company records annual and multi-year incentives when earned, generally over the agreement period, as stipulated in individual contracts. The Company uses current and historical purchasing data, forecasted purchasing volumes, and other factors in estimating whether the underlying objectives or milestones will be achieved.

Auditing vendor rebates and other promotional incentives involved especially challenging judgment due to the volume of individual transactions, complexities in complying with the terms of the vendor agreements and the estimates involved, which increased the extent of audit effort required.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to vendor rebates and other promotional incentives included the following, among others:

•
We tested the effectiveness of the controls over vendor rebates and other promotional incentives, including controls over the completeness and accuracy of the programs and related purchasing data.

•
We selected a sample of recorded vendor incentives and (1) confirmed the incentive amount and the terms of the executed agreement directly with the vendor and (2) recalculated the incentive amount using the terms of the executed vendor agreement.
•
We obtained an understanding of the types of vendor rebates and other promotional incentives the Company receives, and the Company's accounting policies related to these incentives. Based on that understanding, we developed an independent estimate for each type of incentive and compared our estimate to the amount recorded by management.
•
We selected a sample of upward and downward adjustments made throughout the year for previously recorded vendor rebates and other promotional incentives to assess management’s initial estimates. For the selected adjustments we assessed the size and nature of adjustments, compared the balance to prior years to evaluate historical consistency and considered the direction of the adjustments to evaluate management bias.
•
We performed a monthly margin analysis whereby we compared margins generated in prior periods to identify anomalies in margin. We investigated significant variances from the same periods in prior years.

We selected a sample of upward and downward adjustments made throughout the year for previously recorded vendor rebates and other promotional incentives to assess management’s initial estimates. For the selected adjustments we assessed the size and nature of adjustments, compared the balance to prior years to evaluate historical consistency and considered the direction of the adjustments to evaluate management bias

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

August 19, 2022, except as it relates to the change in the measure of segment profit in Note 19, as to which the date is November 21, 2022.

We have served as the Company’s auditor since 2007.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)	As of July 2, 2022	As of July 3, 2021
ASSETS
Current assets:
Cash	$11.6	$11.1
Accounts receivable, less allowances of $54.2 and $42.6	2,307.4	1,580.0
Inventories, net	3,428.6	1,839.4
Income taxes receivable	34.0	49.6
Prepaid expenses and other current assets	240.4	100.3
Total current assets	6,022.0	3,580.4
Goodwill	2,279.2	1,354.7
Other intangible assets, net	1,195.6	796.4
Property, plant and equipment, net	2,134.5	1,589.6
Operating lease right-of-use assets	623.4	438.7
Restricted cash	7.1	11.1
Other assets	116.2	74.8
Total assets	$12,378.0	$7,845.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	2,559.5	1,776.5
Accrued expenses and other current liabilities	882.6	625.0
Finance lease obligations—current installments	79.9	48.7
Operating lease obligations—current installments	111.0	77.0
Total current liabilities	3,633.0	2,527.2
Long-term debt	3,908.8	2,240.5
Deferred income tax liability, net	424.3	140.4
Finance lease obligations, excluding current installments	366.7	255.0
Operating lease obligations, excluding current installments	530.8	378.0
Other long-term liabilities	214.9	198.5
Total liabilities	9,078.5	5,739.6
Commitments and contingencies (Note 15)
Shareholders’ equity:
Common Stock: $0.01 par value per share, 1.0 billion shares authorized, 153.6 million shares issued and outstanding as of July 2, 2022; 132.5 million shares issued and outstanding as of July 3, 2021	1.5	1.3
Additional paid-in capital	2,816.8	1,752.8
Accumulated other comprehensive income (loss), net of tax (expense) benefit of $(3.8) and $1.9	11.4	(5.3)
Retained earnings	469.8	357.3
Total shareholders’ equity	3,299.5	2,106.1
Total liabilities and shareholders’ equity	$12,378.0	$7,845.7

See accompanying notes to consolidated financial statements, which are an integral part of these audited consolidated financial statements.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)	Fiscal year ended July 2, 2022	Fiscal year ended July 3, 2021	Fiscal year ended June 27, 2020
Net sales	$50,894.1	$30,398.9	$25,086.3
Cost of goods sold	45,637.7	26,873.7	22,217.1
Gross profit	5,256.4	3,525.2	2,869.2
Operating expenses	4,929.0	3,324.5	2,968.2
Operating profit (loss)	327.4	200.7	(99.0)
Other expense, net:
Interest expense	182.9	152.4	116.9
Other, net	(22.6)	(6.4)	6.3
Other expense, net	160.3	146.0	123.2
Income (loss) before taxes	167.1	54.7	(222.2)
Income tax expense (benefit)	54.6	14.0	(108.1)
Net income (loss)	$112.5	$40.7	$(114.1)
Weighted-average common shares outstanding:
Basic	149.8	132.1	113.0
Diluted	151.3	133.4	113.0
Earnings (loss) per common share:
Basic	$0.75	$0.31	$(1.01)
Diluted	$0.74	$0.30	$(1.01)

See accompanying notes to consolidated financial statements, which are an integral part of these audited consolidated financial statements.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

($ in millions)	Fiscal year ended July 2, 2022	Fiscal year ended July 3, 2021	Fiscal year ended June 27, 2020
Net income (loss)	$112.5	$40.7	$(114.1)
Other comprehensive income, net of tax:
Interest rate swaps:
Change in fair value, net of tax	14.3	1.8	(9.3)
Reclassification adjustment, net of tax	3.7	3.2	(0.8)
Foreign currency translation adjustment, net of tax	(1.3)	—	—
Other comprehensive income (loss)	16.7	5.0	(10.1)
Total comprehensive income (loss)	$129.2	$45.7	$(124.2)

See accompanying notes to consolidated financial statements, which are an integral part of these audited consolidated financial statements.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

			Additional	Accumulated Other		Total
	Common Stock		Paid-in	Comprehensive	Retained	Shareholders’
(In millions)	Shares	Amount	Capital	(Loss) Income	Earnings	Equity
Balance as of June 29, 2019	103.8	1.0	866.7	(0.2)	430.7	1,298.2
Net loss	—	—	—	—	(114.1)	(114.1)
Interest rate swaps	—	—	—	(10.1)	—	(10.1)
Issuance of common stock under stock-based compensation plans	0.6	—	(3.1)	—	—	(3.1)
Issuance of common stock in secondary offering, net of underwriter discount and offering costs	27.2	0.3	827.8	—	—	828.1
Stock-based compensation expense	—	—	16.6	—	—	16.6
Common stock repurchased	(0.3)	—	(5.0)	—	—	(5.0)
Balance as of June 27, 2020	131.3	$1.3	$1,703.0	$(10.3)	$316.6	$2,010.6
Net income	—	—	—	—	40.7	40.7
Interest rate swaps	—	—	—	5.0	—	5.0
Issuance of common stock under stock-based compensation plans	0.5	—	0.8	—	—	0.8
Issuance of common stock under employee stock purchase plan	0.7	—	26.2	—	—	26.2
Stock-based compensation expense	—	—	22.8	—	—	22.8
Balance as of July 3, 2021	132.5	$1.3	$1,752.8	$(5.3)	$357.3	$2,106.1
Net income	—	—	—	—	112.5	112.5
Interest rate swaps	—	—	—	18.0	—	18.0
Foreign currency translation adjustment	—	—	—	(1.3)	—	(1.3)
Issuance of common stock under stock-based compensation plans	0.7	—	(8.7)	—	—	(8.7)
Issuance of common stock under employee stock purchase plan	0.5	—	24.6	—	—	24.6
Conversion of Core-Mark shares of common stock	19.9	0.2	998.6	—	—	998.8
Conversion of Core-Mark stock-based compensation (1)	—	—	9.2	—	—	9.2
Stock-based compensation expense	—	—	40.3	—	—	40.3
Balance as of July 2, 2022	153.6	$1.5	$2,816.8	$11.4	$469.8	$3,299.5

(1) Represents the portion of replacement stock-based compensation awards that relates to pre-combination vesting.

See accompanying notes to consolidated financial statements, which are an integral part of these audited consolidated financial statements.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Fiscal year ended July 2, 2022	Fiscal year ended July 3, 2021	Fiscal year ended June 27, 2020
Cash flows from operating activities:
Net income (loss)	$112.5	$40.7	$(114.1)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	279.7	213.9	178.5
Amortization of intangible assets	183.1	125.0	97.8
Amortization of deferred financing costs	9.7	12.7	6.5
Provision for losses on accounts receivables	9.0	(23.8)	80.0
Change in LIFO reserve	122.9	36.4	3.9
Stock compensation expense	44.0	25.4	17.9
Deferred income tax expense	4.8	21.2	10.5
Loss on extinguishment of debt	3.2	—	—
Contingent consideration accretion expense	0.4	1.0	108.6
Other non-cash activities	(4.7)	2.7	29.0
Changes in operating assets and liabilities, net
Accounts receivable	(195.1)	(296.5)	189.0
Inventories	(582.4)	(323.1)	97.8
Income taxes receivable	46.7	106.9	(145.3)
Prepaid expenses and other assets	(0.4)	(34.9)	(4.2)
Trade accounts payable and outstanding checks in excess of deposits	182.5	57.8	39.8
Accrued expenses and other liabilities	60.6	99.2	27.9
Net cash provided by operating activities	276.5	64.6	623.6
Cash flows from investing activities:
Purchases of property, plant and equipment	(215.5)	(188.8)	(158.0)
Net cash paid for acquisitions	(1,650.5)	(18.1)	(1,989.0)
Proceeds from sale of property, plant and equipment and other	4.5	7.1	1.0
Net cash used in investing activities	(1,861.5)	(199.8)	(2,146.0)
Cash flows from financing activities:
Net borrowings (payments) under ABL Facility	1,019.7	(16.2)	(259.0)
Payment of Additional Junior Term Loan	—	(110.0)	110.0
Borrowing of Notes due 2029	1,000.0	—	—
Repayment of Notes due 2024	(350.0)	—	—
Borrowing of Notes due 2027	—	—	1,060.0
Borrowing of Notes due 2025	—	—	275.0
Cash paid for debt issuance, extinguishment and modifications	(25.0)	(0.1)	(46.1)
Net proceeds from issuance of common stock	—	—	828.1
Payments under finance lease obligations	(72.1)	(37.9)	(24.2)
Payments on financed property, plant and equipment	(0.1)	(0.8)	(2.1)
Cash paid for acquisitions	(6.9)	(136.4)	(4.8)
Proceeds from employee stock purchase plan	24.6	26.2	—
Proceeds from exercise of stock options	2.7	5.0	4.8
Cash paid for shares withheld to cover taxes	(11.4)	(4.2)	(7.9)
Repurchase of common stock	—	—	(5.0)
Net cash provided by (used in) financing activities	1,581.5	(274.4)	1,928.8
Net (decrease) increase in cash and restricted cash	(3.5)	(409.6)	406.4
Cash and restricted cash, beginning of period	22.2	431.8	25.4
Cash and restricted cash, end of period	$18.7	$22.2	$431.8

The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

(In millions)	As of July 2, 2022	As of July 3, 2021
Cash	$11.6	$11.1
Restricted cash(1)	7.1	11.1
Total cash and restricted cash	$18.7	$22.2
(1)
Restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of non-cash transactions are as follows:

(In millions)	Fiscal year ended July 2, 2022	Fiscal year ended July 3, 2021	Fiscal year ended June 27, 2020
Non-cash issuance of Common Stock in exchange for Core-Mark stock	1,008.0	—	—

Supplemental disclosures of cash flow information are as follows:

(In millions)	Fiscal year ended July 2, 2022	Fiscal year ended July 3, 2021	Fiscal year ended June 27, 2020
Cash paid (received) during the year for:
Interest	$152.4	$139.3	$102.0
Income tax payments (refunds), net	8.7	(117.4)	28.5

See accompanying notes to consolidated financial statements, which are an integral part of these audited consolidated financial statements.

PERFORMANCE FOOD GROUP COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Business Activities

Business Overview

Performance Food Group Company (the "Company"), through its subsidiaries, markets and distributes primarily national and company-branded food and food-related products to customer locations across the United States and Canada. The Company serves both of the major customer types in the restaurant industry: (i) independent customers, and (ii) multi-unit, or “Chain” customers, which include some of the most recognizable family and casual dining restaurant chains, as well as schools, business and industry locations, healthcare facilities, and retail establishments. The Company also specializes in distributing candy, snacks, beverages, cigarettes, other tobacco products, health and beauty care products and other items within the United States and Canada to vending distributors, big box retailers, theaters, convenience stores, drug stores, grocery stores, travel providers, and hospitality providers.

On September 1, 2021, the Company completed the acquisition of Core-Mark Holding Company, Inc ("Core-Mark"). As a result, the Company expanded its convenience business, which now includes operations in Canada. Refer to Note 4. Business Combinations for additional details regarding the acquisition of Core-Mark.

Fiscal Years

The Company’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 52-week year for fiscal 2022, a 53-week year for fiscal 2021 and a 52-week year for fiscal 2020. References to “fiscal 2022” are to the 52-week period ended July 2, 2022, references to “fiscal 2021” are to the 53-week period ended July 3, 2021, and references to “fiscal 2020” are to the 52-week period ended June 27, 2020.

Share Repurchase Program

On November 13, 2018, the Board of Directors of the Company (the “Board of Directors”) authorized a share repurchase program for up to $250 million of the Company’s outstanding common stock. The share repurchase program does not have an expiration date and may be amended, suspended, or discontinued at any time. The share repurchase program remains subject to the discretion of the Board of Directors. During the fiscal year ended June 27, 2020, the Company repurchased and subsequently retired 0.3 million shares of common stock, for a total of $5.0 million. As of July 2, 2022, approximately $235.7 million remained available for additional share repurchases.

Equity Issuances

On November 20, 2019, the Company entered into an underwriting agreement related to the issuance and sale of 11,638,000 shares of its common stock on a forward sale basis. On December 30, 2019, the Company settled the forward sale agreement for net proceeds of $490.6 million, comprised of an aggregate offering price of $514.9 million less $18.0 million of underwriting discounts and commissions and $6.3 million of direct offering expenses. The net proceeds from this offering were used to finance the cash consideration payable in connection with the acquisition of Reinhart.

On April 16, 2020, the Company entered into an underwriting agreement related to the issuance and sale of 15,525,000 shares of its common stock. On April 20, 2020, the Company settled the sale agreement for net proceeds of $337.5 million, comprised of an aggregate offering price of $349.3 million less $11.3 million of underwriting discounts and commissions and $0.5 million of direct offering expenses. The net proceeds from this offering were used for working capital and general corporate purposes.

2. Summary of Significant Accounting Policies and Estimates

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates used by management are related to the accounting for the allowance for doubtful accounts, reserve for inventories, impairment testing of goodwill and other intangible assets, acquisition accounting, reserves for claims and recoveries under insurance programs, vendor rebates and other promotional incentives, bonus accruals, depreciation, amortization, determination of useful lives of tangible and intangible assets, and income taxes. Actual results could differ from these estimates.

Risks and Uncertainties

Our business, our industry and the U.S. economy are influenced by a number of general macroeconomic factors, including, but not limited to, the recent rise in the rate of inflation and fuel prices, interest rates, and the ongoing COVID-19 pandemic and related supply chain disruptions and labor shortages. We continue to actively monitor the impacts of the evolving macroeconomic and geopolitical landscape on all aspects of our business. During fiscal 2022, economic and operating conditions for our business improved significantly due to the declining adverse effects of the ongoing COVID-19 pandemic. However, the Company and our industry may continue to face challenges as the recovery continues, such as availability of product supply, increased product and logistics costs, access to labor supply, lower disposable incomes due to inflationary pressures and macroeconomic conditions, and the emergence of COVID-19 variants. The extent to which these challenges will affect our future financial position, liquidity, and results of operations remains uncertain.

Cash

The Company maintains its cash primarily in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). At times, the Company’s cash balance may be in amounts that exceed the FDIC insurance limits.

Restricted Cash

The Company is required by its insurers to collateralize a part of the deductibles for its workers’ compensation and liability claims. The Company has chosen to satisfy these collateral requirements primarily by depositing funds in trusts or by issuing letters of credit. All amounts in restricted cash at July 2, 2022 and July 3, 2021 represent funds deposited in insurance trusts, and $7.1 million and $11.1 million, respectively, represent Level 1 fair value measurements.

Accounts Receivable

Accounts receivable are comprised of trade receivables from customers in the ordinary course of business, are recorded at the invoiced amount, and primarily do not bear interest. Accounts receivable also includes other receivables primarily related to various rebate and promotional incentives with the Company’s suppliers. Receivables are recorded net of the allowance for credit losses on the accompanying consolidated balance sheets. The Company evaluates the collectability of its accounts receivable based on a combination of factors. The Company regularly analyzes its significant customer accounts, and when it becomes aware of a specific customer’s inability to meet its financial obligations to the Company, such as bankruptcy filings or deterioration in the customer’s operating results or financial position, the Company records a specific reserve for bad debt to reduce the related receivable to the amount it reasonably believes is collectible. The Company also records reserves for bad debt for other customers based on a variety of factors, including the length of time the receivables are past due, macroeconomic considerations, and historical experience. If circumstances related to specific customers change, the Company’s estimates of the recoverability of receivables could be further adjusted. The Company recorded $9.0 million in provision in fiscal 2022, a benefit of $23.8 million in fiscal 2021, and $80.0 million in provision for expected credit losses for fiscal 2020.

Inventories

The Company’s inventories consist primarily of food and non-food products. The Company values inventories at the lower of cost or market using the first-in, first-out (“FIFO”) method and last-in, first-out ("LIFO") using the link chain technique of the dollar value method. At July 2, 2022, the Company’s inventory balance of $3,428.6 million consists primarily of finished goods, $1,954.4 million of which was valued at FIFO. As of July 2, 2022, $1,474.2 million of the inventory balance was valued at LIFO. At July 2, 2022 and July 3, 2021, the LIFO balance sheet reserves were $173.5 million and $50.7 million, respectively. Costs in inventory include the purchase price of the product and freight charges to deliver the product to the Company’s warehouses and are net of certain consideration received from vendors in the amount of $101.8 million and $50.9 million as of July 2, 2022 and July 3, 2021, respectively. The Company adjusts its inventory balances for slow-moving, excess, and obsolete inventories. These adjustments are based upon inventory category, inventory age, specifically identified items, and overall economic conditions. As of July 2, 2022 and July 3, 2021, the Company had adjusted its inventories by approximately $26.4 million and $19.7 million, respectively.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation of property, plant and equipment, including finance lease assets, is calculated primarily using the straight-line method over the estimated useful lives of the assets, which range from two to 39 years, and is included primarily in operating expenses on the consolidated statement of operations.

Certain internal and external costs related to the development of internal use software are capitalized within property, plant, and equipment during the application development stage.

When assets are retired or otherwise disposed, the costs and related accumulated depreciation are removed from the accounts. The difference between the net book value of the asset and proceeds from disposition is recognized as a gain or loss. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company, including intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the Company compares the carrying value of the asset or asset group to the projected, undiscounted future cash flows expected to be generated by the long-lived asset or asset group. Based on the Company’s assessments, no impairment losses were recorded in fiscal 2022, fiscal 2021, or fiscal 2020.

Acquisitions, Goodwill, and Other Intangible Assets

The Company accounts for acquired businesses using the acquisition method of accounting. The Company’s financial statements reflect the operations of an acquired business starting from the completion of the acquisition. Goodwill and other intangible assets represent the excess of cost of an acquired entity over the amounts specifically assigned to those tangible net assets acquired in a business combination. Other identifiable intangible assets typically include customer relationships, trade names, technology, non-compete agreements, and favorable lease assets. Goodwill and intangibles with indefinite lives are not amortized. Intangibles with definite lives are amortized on a straight-line basis over their useful lives, which generally range from two to twelve years. Annually, or when certain triggering events occur, the Company assesses the useful lives of its intangibles with definite lives. Certain assumptions, estimates, and judgments are used in determining the fair value of net assets acquired, including goodwill and other intangible assets, as well as determining the allocation of goodwill to the reporting units. Accordingly, the Company may obtain the assistance of third-party valuation specialists for the valuation of significant tangible and intangible assets. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management but that are inherently uncertain. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants and include the amount and timing of future cash flows (including expected growth rates and profitability), economic barriers to entry, a brand’s relative market position, and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur that could affect the accuracy or validity of the estimates and assumptions. Refer to Note 4. Business Combinations for further discussion of the goodwill and other intangible assets associated with the Company's acquisitions.

The Company is required to test goodwill and other intangible assets with indefinite lives for impairment annually, or more often if circumstances indicate. Indicators of goodwill impairment include, but are not limited to, significant declines in the markets and industries that buy the Company’s products, changes in the estimated future cash flows of its reporting units, changes in capital markets, and changes in its market capitalization. For goodwill and indefinite-lived intangible assets, the Company’s policy is to assess impairment at the end of each fiscal year.

The Company applies the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2011-08 “Intangibles—Goodwill and Other—Testing Goodwill for Impairment,” which provides entities with an option to perform a qualitative assessment (commonly referred to as “step zero”) to determine whether further quantitative analysis for impairment of goodwill is necessary. In performing step zero for the Company’s goodwill impairment test, the Company is required to make assumptions and judgments including but not limited to the following: the evaluation of macroeconomic conditions as related to the Company’s business, industry and market trends, and the overall future financial performance of its reporting units and future opportunities in the markets in which they operate. If impairment indicators are present after performing step zero, the Company would perform a quantitative impairment analysis to estimate the fair value of goodwill.

During fiscal 2022, fiscal 2021, and fiscal 2020 the Company performed the step zero analysis for its goodwill impairment test. As a result of the Company’s step zero analysis, no further quantitative impairment test was deemed necessary for fiscal 2022, fiscal

2021, and fiscal 2020. There were no impairments of goodwill or intangible assets with indefinite lives for fiscal 2022, fiscal 2021, or fiscal 2020.

Insurance Program

The Company maintains high-deductible insurance programs covering portions of general and vehicle liability and workers’ compensation. The amounts in excess of the deductibles are fully insured by third-party insurance carriers and subject to certain limitations and exclusions. The Company also maintains self-funded group medical insurance. The Company accrues its estimated liability for these deductibles, including an estimate for incurred but not reported claims, based on known claims and past claims history. The estimated short-term portion of these accruals is included in Accrued expenses on the Company’s consolidated balance sheets, while the estimated long-term portion of the accruals is included in Other long-term liabilities. The provisions for insurance claims include estimates of the frequency and timing of claims occurrence, as well as the ultimate amounts to be paid. These insurance programs are managed by a third party, and the deductibles for general and vehicle liability and workers compensation are primarily collateralized by letters of credit and restricted cash.

Other Comprehensive Income (Loss) (“OCI”)

Other comprehensive income (loss) is defined as all changes in equity during each period except for those resulting from net income (loss) and investments by or distributions to shareholders. Other comprehensive income (loss) consists primarily of gains or losses from derivative financial instruments that are designated in a hedging relationship and foreign currency translation from Core-Mark's Canadian operations. For derivative instruments that qualify as cash flow hedges, the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings during the same period or periods during which the hedged transaction affects earnings.

Revenue Recognition

The Company markets and distributes primarily national and Company-branded food and food-related products to customer locations across the United States and Canada. The Foodservice segment primarily services restaurants and supplies a “broad line” of products to its customers, including the Company’s Performance Brands and custom-cut meats and seafood, as well as products that are specific to each customer’s menu requirements. Vistar specializes in distributing candy, snacks, beverages, and other items nationally to vending, office coffee service, theater, retail, hospitality, and other channels. The Convenience segment distributes candy, snacks, beverages, cigarettes, other tobacco products, food and food-service products, and other items to convenience stores across the United States and Canada. The Company disaggregates revenue by customer type and product offerings and determined that disaggregating revenue at the segment level achieves the disclosure objective to depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors. Refer to Note 19. Segment Information for external revenue by reportable segment.

The Company assesses the products and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a product or service (or a bundle of products or services) that is distinct. The Company determined that fulfilling and delivering customer orders constitutes a single performance obligation. Revenue is recognized at the point in time when the Company has satisfied its performance obligation and the customer has obtained control of the products. The Company determined that the customer is able to direct the use of, and obtain substantially all of the benefits from, the products at the time the products are delivered to the customer’s requested destination. The Company considers control to have transferred upon delivery because the Company has a present right to payment at this time, the customer has legal title to the products, the Company has transferred physical possession of the assets, and the customer has significant risks and rewards of ownership of the products.

The transaction price recognized is the invoiced price, adjusted for any incentives, such as rebates and discounts granted to the customer. The Company estimates expected returns based on an analysis of historical experience. We adjust our estimate of revenue at the earlier of when the amount of consideration we expect to receive changes or when the consideration becomes fixed. The Company determined it is responsible for collecting and remitting state and local excise taxes on cigarettes and other tobacco products and presents billed excise taxes as part of revenue. Net sales include amounts related to state and local excise taxes which totaled $3.7 billion, $1.2 billion, and $1.1 billion for fiscal 2022, fiscal 2021, and fiscal 2020, respectively. The Company has made a policy election to exclude sales tax from the transaction price. The Company does not have any material significant payment terms as payment is received shortly after the point of sale.

The Company has customer contracts in which incentives are paid upfront to certain customers. These payments have become industry practice and are not related to financing the customer’s business, nor are they associated with any distinct good or service to be received from the customer. These incentive payments are capitalized and amortized over the life of the contract or the expected life of the customer relationship on a straight-line basis. The Company’s contract asset for these incentives totaled $26.4 million and $19.9 million as of July 2, 2022 and July 3, 2021, respectively.

The Company recognizes substantially all of its revenue on a gross basis as a principal. When assessing whether the Company is acting as a principal or an agent, the Company considered the indicators that an entity controls the specified good or service before it is transferred to the customer detailed in FASB Accounting Standards Codification (“ASC”) 606-10-55-39. The Company believes it earns substantially all revenue as a principal from the sale of products because the Company is responsible for the fulfillment and acceptability of products purchased. Additionally, the Company holds the general inventory risk for the products, as it takes title to the products before the products are ordered by customers and maintains products in inventory.

Cost of Goods Sold

Cost of goods sold includes amounts paid to manufacturers for products sold, the cost of transportation necessary to bring the products to the Company’s facilities, plus depreciation related to processing facilities and equipment. The Company determined it is responsible for remitting state and local excise taxes on cigarettes and other tobacco products and presents remittances of excise taxes as part of cost of goods sold. Additionally, federal excise taxes are levied on manufacturers who pass these taxes on to the Company as a portion of the product costs. As a result, federal excise taxes are not a component of the Company’s excise taxes, but are reflected in the cost of inventory until products are sold.

Operating Expenses

Operating expenses include warehouse, delivery, occupancy, insurance, depreciation, amortization, salaries and wages, and employee benefits expenses.

Vendor Rebates and Other Promotional Incentives

The Company participates in various rebate and promotional incentives with its suppliers, primarily including volume and growth rebates, annual and multi-year incentives, and promotional programs. Consideration received under these incentives is generally recorded as a reduction of cost of goods sold. However, as described below, in certain limited circumstances the consideration is recorded as a reduction of operating expenses incurred by the Company. Consideration received may be in the form of cash and/or invoice deductions. Changes in the estimated amount of incentives to be received are treated as changes in estimates and are recognized in the period of change.

Consideration received for incentives that contain volume and growth rebates and annual and multi-year incentives are recorded as a reduction of cost of goods sold. The Company systematically and rationally allocates the consideration for these incentives to each of the underlying transactions that results in progress by the Company toward earning the incentives. If the incentives are not probable and reasonably estimable, the Company records the incentives as the underlying objectives or milestones are achieved. The Company records annual and multi-year incentives when earned, generally over the agreement period. The Company uses current and historical purchasing data, forecasted purchasing volumes, and other factors in estimating whether the underlying objectives or milestones will be achieved. Consideration received to promote and sell the supplier’s products is typically a reimbursement of marketing costs incurred by the Company and is recorded as a reduction of the Company’s operating expenses. If the amount of consideration received from the suppliers exceeds the Company’s marketing costs, any excess is recorded as a reduction of cost of goods sold.

Shipping and Handling Fees and Costs

Shipping and handling fees billed to customers are included in net sales. Estimated shipping and handling costs incurred by the Company of $2,253.2 million, $1,450.7 million, and $1,197.7 million are recorded in operating expenses in the consolidated statement of operations for fiscal 2022, fiscal 2021, and fiscal 2020, respectively.

Stock-Based Compensation

The Company participates in the Performance Food Group Company 2007 Management Option Plan (the “2007 Option Plan”), the Performance Food Group Company 2015 Omnibus Incentive Plan (the “2015 Incentive Plan”), the Core-Mark 2010 Long-Term Incentive Plan, and the Core-Mark 2019 Long-Term Incentive Plan, and follows the fair value recognition provisions of FASB ASC 718-10-25, Compensation—Stock Compensation—Overall—Recognition. This guidance requires that all stock-based compensation be recognized as an expense in the financial statements. The Company recognizes expense for its stock-based compensation based on the fair value of the awards that are granted. The Company estimates the fair value of service-based options using a Black-Scholes option pricing model. The fair values of service-based restricted stock, restricted stock with performance conditions and restricted stock units are based on the Company’s stock price on the date of grant. The Company estimates the fair value of options and restricted stock with market conditions using a Monte Carlo simulation. Compensation cost is recognized ratably over the requisite service period. For those options and restricted stock that have a performance condition, compensation expense is based upon the number of option or shares, as applicable, expected to vest after assessing the probability that the performance criteria will be met. The Company has made a policy election to account for forfeitures as they occur.

Compensation expense related to our employee stock purchase plan, which allows eligible employees to purchase our common stock at a 15% discount, represents the difference between the fair market value as of the purchase date and the employee purchase price.

Income Taxes

The Company follows FASB ASC 740-10, Income Taxes—Overall, which requires the use of the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Future tax benefits, including net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and closings of statutes of limitations. Such adjustments are reflected in the tax provision as appropriate. Income tax calculations are made based on the tax laws enacted as of the date of the financial statements.

Derivative Instruments and Hedging Activities

As required by FASB ASC 815-20, Derivatives and Hedging—Hedging—General, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. The Company primarily uses derivative contracts to manage the exposure to variability in expected future cash flows. A portion of these derivatives is designated and qualify as cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply, or the Company elects not to apply hedge accounting under FASB ASC 815-20. In the event that the Company does not apply the provisions of hedge accounting, the derivative instruments are recorded as an asset or liability on the consolidated balance sheets at fair value, and any changes in fair value are recorded as unrealized gains or losses and included in Other expense in the accompanying consolidated statement of operations. See Note 9. Derivatives and Hedging Activities for additional information on the Company’s use of derivative instruments.

The Company discloses derivative instruments and hedging activities in accordance with FASB ASC 815-10-50, Derivatives and Hedging—Overall—Disclosure. FASB ASC 815-10-50 sets forth the disclosure requirements with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB ASC 815-20, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. FASB ASC 815-10-50 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

Fair Value Measurements

Fair value is defined as an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are as follows:

•
Level 1—Observable inputs such as quoted prices for identical assets or liabilities in active markets;
•
Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly for substantially the full term of the asset or liability; and
•
Level 3—Unobservable inputs in which there are little or no market data, which include management’s own assumption about the risk assumptions market participants would use in pricing an asset or liability.

The Company’s derivative instruments are carried at fair value and are evaluated in accordance with this hierarchy.

Contingent Liabilities

The Company records a liability related to contingencies when a loss is considered to be probable and a reasonable estimate of the loss can be made. This estimate would include legal fees, if applicable.

Foreign Currency Translation

As a result of the Core-Mark acquisition on September 1, 2021, the Company now has operations in Canada. The assets and liabilities of the Company’s Canadian operations, whose functional currency is the Canadian dollar, are translated to U.S. dollars at exchange rates in effect at period-end. Translation gains and losses are recorded in Accumulated Other Comprehensive Income (“AOCI”) as a component of stockholders’ equity. Revenue and expenses from Canadian operations are translated using the monthly average exchange rates in effect during the period in which the transactions occur. The Company also recognizes gains or losses on foreign currency exchange transactions between its Canadian and U.S. operations, net of applicable income taxes, in the consolidated statements of operations. The Company currently does not hedge Canadian foreign currency cash flows.

3. Recently Issued Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The update simplifies the accounting for income taxes by removing certain exceptions for intra-period tax allocations, the recognition of deferred tax liabilities after a foreign subsidiary transitions to or from equity method accounting, and the methodology of calculating income taxes in an interim period with year-to-date losses. Additionally, the guidance provides additional clarification on other areas, including step-up of the tax basis of goodwill recorded as part of an acquisition and the treatment of franchise taxes that are partially based on income. This pronouncement is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. Companies are required to apply the standard on a prospective basis, except for certain sections of the guidance which shall be applied on a retrospective or modified retrospective basis. The Company adopted this new ASU in the first quarter of fiscal 2022 and concluded that adoption of this update does not have a material impact on the Company's consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The update improves the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to recognition of an acquired contract liability and payment terms and their effect on subsequent revenue recognized by the acquirer. The guidance requires that an acquiring entity in a business combination recognize and measure contract assets and contract liabilities acquired in accordance with Topic 606 as if it had originated the contract. This pronouncement is effective for interim and annual periods beginning after December 15, 2022, with early adoption permitted. The amendments in this update should be applied prospectively to business combinations occurring on or after the effective date. The Company does not expect that the adoption of this ASU will have a material impact on its consolidated financial statements.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance. The update increases the transparency in financial reporting of government assistance by requiring the disclosure of the types of transactions, an entity’s accounting for the transactions and the effect of those transactions on an entity’s financial statements. This pronouncement is effective for annual periods beginning after December 15, 2021, with early adoption permitted. The amendments in this update should be applied either prospectively to all applicable transactions at the date of initial application and as new transactions occur or retrospectively to all applicable transactions. The Company has substantially completed its analysis of the impact of adopting this ASU and determined that the adoption of this update will not have a material impact on the Company’s consolidated financial statements.

4. Business Combinations

During fiscal year 2022, the Company made two acquisitions in cash and stock transactions totaling $2.7 billion. During fiscal year 2021, the Company paid cash of $18.1 million for two acquisitions and during fiscal year 2020, the Company paid cash of $2.0 billion for one acquisition. Below is information related to the Company’s material acquisitions of Core-Mark in fiscal 2022 and Reinhart Foodservice, L.L.C. (“Reinhart”) in fiscal 2020.

Core-Mark Acquisition

On September 1, 2021, the Company acquired Core-Mark in a transaction valued at $2.4 billion, net of cash received. Under the terms of the transaction, Core-Mark shareholders received $23.875 per share in cash and 0.44 shares of the Company’s stock for each Core-Mark share outstanding as of August 31, 2021. The following table summarizes the purchase price for the acquisition:

(In millions, except shares, cash per share, exchange ratio, and closing price)
Core-Mark shares outstanding at August 31, 2021	45,201,975
Cash consideration (per Core-Mark share)	$23.875
Cash portion of purchase price	$1,079.2
Core-Mark shares outstanding at August 31, 2021	45,201,975
Exchange ratio (per Core-Mark share)	0.44
Total PFGC common shares issued	19,888,869
Closing price of PFGC common stock on August 31, 2021	$50.22
Equity issued	$998.8
Equity compensation (1)	$9.2
Total equity portion of purchase price	$1,008.0
Debt assumed, net of cash	$306.9
Total purchase price	$2,394.1
(1)
Represents the portion of replacement share-based payment awards that relates to pre-combination vesting.

The $1.1 billion cash portion of the acquisition was financed using borrowings from the Prior Credit Agreement (as defined in Note 8. Debt). The Core-Mark acquisition strengthens the Company’s business diversification and expands its presence in the convenience store channel. The Core-Mark acquisition is reported in the Convenience segment.

Assets acquired and liabilities assumed are recognized at their respective fair values as of the acquisition date of September 1, 2021. The following table summarizes the purchase price allocation for each major class of assets acquired and liabilities assumed for the Core-Mark acquisition:

(In millions)	Fiscal 2022
Net working capital	$979.5
Goodwill	863.2
Intangible assets with definite lives:
Customer relationships	360.0
Trade names	140.0
Technology	7.0
Property, plant and equipment	391.4
Operating lease right-of-use assets	235.3
Other assets	26.1
Deferred tax liabilities	(234.6)
Finance lease obligations	(105.6)
Operating lease obligations	(221.7)
Other liabilities	(46.5)
Total purchase price	$2,394.1

Intangible assets consist primarily of customer relationships, trade names, and technology with useful lives of 11 years, 5 years, and 5 years, respectively, and a total weighted-average useful life of 9.3 years. The excess of the estimated fair value of assets acquired and the liabilities assumed over consideration paid was recorded as $863.2 million of goodwill on the acquisition date. The goodwill reflects the value to the Company associated with the expansion of geographic reach and scale of our distribution footprint and enhancements to the Company’s customer base.

The net sales and net loss related to Core-Mark recorded in the Company’s Consolidated Statements of Operations for the fiscal year ended July 2, 2022, since the acquisition date of September 1, 2021 are $14.5 billion and $17.6 million, respectively. The net loss related to Core-Mark since the acquisition date was driven by purchase accounting and LIFO inventory reserve adjustments.

The following table summarizes the unaudited pro-forma consolidated financial information of the Company as if the acquisition had occurred on June 28, 2020.

	Fiscal year ended
(in millions)	July 2, 2022	July 3, 2021
Net sales	$53,972.4	$47,581.7
Net income (loss)	150.8	(14.6)

These pro-forma results include nonrecurring pro-forma adjustments related to acquisition costs incurred, including the amortization of the step up in fair value of inventory acquired. The pro-forma net income for the fiscal year ended July 3, 2021 includes $54.7 million, after-tax, of acquisition costs assuming the acquisition had occurred on June 28, 2020. The recurring pro-forma adjustments include estimates of interest expense for the Company's 4.250% Senior Notes due 2029 ("Notes due 2029") and estimates of depreciation and amortization associated with fair value adjustments for property, plant and equipment and intangible assets acquired.

These unaudited pro-forma results do not necessarily represent financial results that would have been achieved had the acquisition actually occurred on June 28, 2020 or future consolidated results of operations of the Company.

Reinhart Acquisition

On December 30, 2019, the Company acquired Reinhart from Reyes Holdings, L.L.C. in a transaction valued at $2.0 billion, or approximately $1.7 billion net of an estimated tax benefit to the Company of approximately $265 million. The $2.0 billion purchase price was financed with $464.7 million of borrowings under the Prior Credit Agreement, net proceeds of $1,033.7 million from the issuance of the Company's Senior Notes due 2027, and net proceeds of $490.6 million from an offering of shares of the Company’s common stock. The Reinhart acquisition expanded the Company’s broadline presence by enhancing its distribution footprint in key geographies, and the Company believes it will help achieve its long-term growth goals. The Reinhart acquisition is reported in the Foodservice segment. In the first quarter of fiscal 2021, the Company paid a total of $67.3 million related to the final net working capital acquired, which is reflected as a financing activity cash outflow in the consolidated statement of cash flows for the fiscal year ended July 3, 2021.

Assets acquired and liabilities assumed are recognized at their respective fair values as of the acquisition date. The following table summarizes the purchase price allocation for each major class of assets acquired and liabilities assumed for the fiscal 2020 acquisition of Reinhart.

(In millions)	Fiscal 2020
Net working capital	$108.6
Goodwill	587.2
Intangible assets with definite lives:
Customer relationships	642.0
Trade names and trademarks	174.0
Technology	3.1
Non-compete	1.0
Property, plant and equipment	473.1
Total purchase price	$1,989.0

Other

The acquisition of Eby-Brown Company LLC (“Eby-Brown”) in fiscal 2019 included contingent consideration, including earnout payments in the event certain operating results were achieved during a defined post-closing period. In the first quarter of fiscal 2021, the Company paid the first earnout payment of $185.6 million, which included $68.3 million recorded as a financing activity cash outflow and $117.3 million recorded as an operating activity cash outflow in the consolidated statement of cash flows for fiscal 2021.

5. Goodwill and Other Intangible Assets

The Company recorded additions to goodwill in connection with its acquisitions. The goodwill is a result of expected synergies from combined operations of the acquisitions and the Company. Goodwill as of July 3, 2021 and June 27, 2020 has been restated to reflect changes to the Company operating segments, as discussed further in Note 19. Segment Information. The following table presents the changes in the carrying amount of goodwill:

(In millions)	Foodservice	Vistar	Convenience	Other	Total
Balance as of June 27, 2020	$1,202.9	$90.0	$20.9	$39.2	$1,353.0
Acquisitions	—	3.9	—	1.3	5.2
Adjustments related to prior year acquisition (1)	(3.5)	—	—	—	(3.5)
Balance as of July 3, 2021	1,199.4	93.9	20.9	40.5	1,354.7
Acquisitions—current year	61.3	—	863.2	—	924.5
Balance as of July 2, 2022	$1,260.7	$93.9	$884.1	$40.5	$2,279.2

(1)
The fiscal 2021 adjustment related to prior year acquisition is the result of net working capital adjustments.

The following table presents the Company’s intangible assets by major category as of July 2, 2022 and July 3, 2021:

	As of July 2, 2022			As of July 3, 2021
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net	Range of Lives
Intangible assets with definite lives:
Customer relationships	$1,562.1	$(659.8)	$902.3	$1,154.1	$(541.7)	$612.4	4 – 12 years
Trade names and trademarks	458.2	(220.4)	237.8	298.6	(160.5)	138.1	4 – 9 years
Deferred financing costs	73.2	(53.3)	19.9	61.1	(48.9)	12.2	Debt term
Non-compete	38.1	(36.0)	2.1	38.1	(32.5)	5.6	2 – 5 years
Technology	36.2	(28.3)	7.9	29.2	(26.7)	2.5	5 – 8 years
Total intangible assets with definite lives	$2,167.8	$(997.8)	$1,170.0	$1,581.1	$(810.3)	$770.8
Intangible assets with indefinite lives:
Goodwill	$2,279.2	$—	$2,279.2	$1,354.7	$—	$1,354.7	Indefinite
Trade names	25.6	—	25.6	25.6	—	25.6	Indefinite
Total intangible assets with indefinite lives	$2,304.8	$—	$2,304.8	$1,380.3	$—	$1,380.3

For the intangible assets with definite lives, the Company recorded amortization expense of $187.5 million for fiscal 2022, $130.4 million for fiscal 2021, and $100.1 million for fiscal 2020. For the next five fiscal periods and thereafter, the estimated future amortization expense on intangible assets with definite lives are as follows:

(In millions)
2023	$174.7
2024	167.8
2025	161.4
2026	157.0
2027	101.5
Thereafter	407.6
Total amortization expense	$1,170.0

6. Concentration of Sales and Credit Risk

The Company had no customers that comprised more than 10% of consolidated net sales for fiscal 2022 or fiscal 2021. For fiscal 2020, one of the Company’s customers within the Convenience segment accounted for a significant portion of the Company’s consolidated net sales. At June 27, 2020, net sales from this customer represented approximately 10.2% of consolidated net sales of $25,086.3 million. At July 2, 2022 and July 3, 2021, respectively, the Company had no customers that comprised more than 10% of consolidated accounts receivable. The Company maintains an allowance for doubtful accounts for which details are disclosed in the accounts receivable portion of Note 2. Summary of Significant Accounting Policies and Estimates—Accounts Receivable.

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company’s customer base includes a large number of individual restaurants, national and regional chain restaurants, and franchises and other institutional customers. The credit risk associated with accounts receivable is minimized by the Company’s large customer base and ongoing monitoring of customer creditworthiness.

7. Property, Plant, and Equipment

Property, plant, and equipment as of July 2, 2022 and July 3, 2021 consisted of the following:

(In millions)	As of July 2, 2022	As of July 3, 2021	Range of Lives
Buildings and building improvements	$943.2	$842.0	10 – 39 years
Land	101.4	96.0	—
Transportation equipment	880.6	565.4	2 – 10 years
Warehouse and plant equipment	599.6	447.8	3 – 20 years
Office equipment, furniture, and fixtures	377.8	385.2	2 – 10 years
Leasehold improvements	281.5	212.7	Lease term(1)
Construction-in-process	147.3	61.5
	3,331.4	2,610.6
Less: accumulated depreciation and amortization	(1,196.9)	(1,021.0)
Property, plant and equipment, net	$2,134.5	$1,589.6

(1)
Leasehold improvements are depreciated over the shorter of the useful life of the asset or the lease term.

Total depreciation expense for the fiscal 2022, fiscal 2021, and fiscal 2020 was $279.7 million, $213.9 million, and $178.5 million, respectively, and is included in operating expenses on the consolidated statement of operations.

8. Debt

The Company is a holding company and conducts its operations through its subsidiaries, which have incurred or guaranteed indebtedness as described below.

Debt consisted of the following:

(In millions)	As of July 2, 2022	As of July 3, 2021
Credit Agreement	$1,608.4	$586.3
5.500% Notes due 2024	-	350.0
6.875% Notes due 2025	275.0	275.0
5.500% Notes due 2027	1,060.0	1,060.0
4.250% Notes due 2029	1,000.0	-
Less: Original issue discount and deferred financing costs	(34.6)	(30.8)
Long-term debt	3,908.8	2,240.5
Less: current installments	-	-
Total debt, excluding current installments	$3,908.8	$2,240.5

Credit Agreement

PFGC, Inc. (“PFGC”), a wholly-owned subsidiary of the Company, was a party to the Fourth Amended and Restated Credit Agreement dated December 30, 2019 (as previously amended, the “Prior Credit Agreement”). The Prior Credit Agreement had an aggregate principal amount of $3.0 billion under the revolving loan facility and was scheduled to mature on December 30, 2024. The incremental $110.0 million, 364-day maturity loan that was junior to the other obligations owed under the Prior Credit Agreement ("Additional Junior Term Loan") was paid off early and in full on February 5, 2021.

On September 17, 2021, PFGC and Performance Food Group, Inc. entered into the Fifth Amended and Restated Credit Agreement (the “ABL Facility”) with Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, and the other lenders party thereto, which amended the Prior Credit Agreement. The ABL Facility, among other things, (i) increases the aggregate principal amount available under the revolving loan facility from $3.0 billion to $4.0 billion, (ii) extended the stated maturity date from December 30, 2024 to September 17, 2026, and (iii) included an alternative reference rate, which provides mechanisms for the use of the Secured Overnight Financing Rate as a replacement rate upon a LIBOR cessation event.

Performance Food Group, Inc., a wholly-owned subsidiary of PFGC, is the lead borrower under the ABL Facility, which is jointly and severally guaranteed by, and secured by the majority of the assets of, PFGC and all material domestic direct and indirect wholly-owned subsidiaries of PFGC (other than the captive insurance subsidiary and other excluded subsidiaries). Availability for loans and letters of credit under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including trade accounts receivable, inventory, owned real properties, and owned transportation equipment. The borrowing base is reduced quarterly by a cumulative fraction of the real properties and transportation equipment values. Advances on accounts receivable and inventory are subject to change based on periodic commercial finance examinations and appraisals, and the real property and transportation equipment values included in the borrowing base are subject to change based on periodic appraisals. Audits and appraisals are conducted at the direction of the administrative agent for the benefit and on behalf of all lenders.

Borrowings under the ABL Facility bear interest, at Performance Food Group, Inc.’s option, at (a) the Base Rate (defined as the greater of (i) the Federal Funds Rate in effect on such date plus 0.5%, (ii) the Prime Rate on such day, or (iii) one month LIBOR plus 1.0%) plus a spread, or (b) LIBOR plus a spread. The ABL Facility also provides for an unused commitment fee rate of 0.25% per annum.

The following table summarizes outstanding borrowings, availability, and the average interest rate under the ABL Facility:

(Dollars in millions)	As of July 2, 2022	As of July 3, 2021
Aggregate borrowings	$1,608.4	$586.3
Letters of credit	190.5	161.7
Excess availability, net of lenders’ reserves of $104.4 and $55.1	2,201.1	2,252.0
Average interest rate	2.89%	2.32%

The ABL Facility contains covenants requiring the maintenance of a minimum consolidated fixed charge coverage ratio if excess availability falls below the greater of (i) $320.0 million and (ii) 10% of the lesser of the borrowing base and the revolving credit facility amount for five consecutive business days. The ABL Facility also contains customary restrictive covenants that include, but are not limited to, restrictions on the loan parties' and their subsidiaries' abilities to incur additional indebtedness, pay dividends, create liens, make investments or specified payments, and dispose of assets. The ABL Facility provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness. If an event of default occurs and is continuing, amounts due under the ABL Facility may be accelerated and the rights and remedies of the lenders may be exercised, including rights with respect to the collateral securing the obligations under such agreement.

Senior Notes due 2024

On May 17, 2016, Performance Food Group, Inc. issued and sold $350.0 million aggregate principal amount of its 5.500% Senior Notes due 2024 (the “Notes due 2024”). As described below, on July 26, 2021, Performance Food Group, Inc. issued and sold $1.0 billion aggregate principal of its Notes due 2029 and used a portion of the proceeds to redeem the Notes due 2024 in full. A significant portion of this redemption was considered an extinguishment, resulting in a $3.2 million loss on extinguishment of debt within interest expense from the write-off of the pro-rata portion of the unamortized original issue discount and deferred financing costs related to the debt extinguishment. A portion of this redemption was considered a modification in accordance with FASB ASC 470-50, Debt-Modifications and Extinguishments, and as a result, $0.5 million of unamortized deferred financing costs and original issue discount for the Notes due 2024 was deferred as deferred financing costs of the Notes due 2029.

Senior Notes due 2025

On April 24, 2020, Performance Food Group, Inc. issued and sold $275.0 million aggregate principal amount of its 6.875% Senior Notes due 2025 (the “Notes due 2025”). The Notes due 2025 are jointly and severally guaranteed on a senior unsecured basis by PFGC and all domestic direct and indirect wholly-owned subsidiaries of PFGC (other than captive insurance subsidiaries and other excluded subsidiaries). The Notes due 2025 are not guaranteed by the Company.

The proceeds from the Notes due 2025 were used for working capital and general corporate purposes and to pay the fees, expenses, and other transaction costs incurred in connection with the Notes due 2025.

The Notes due 2025 were issued at 100.0% of their par value. The Notes due 2025 mature on May 1, 2025, and bear interest at a rate of 6.875% per year, payable semi-annually in arrears.

Upon the occurrence of a change of control triggering event or upon the sale of certain assets in which Performance Food Group, Inc. does not apply the proceeds as required, the holders of the Notes due 2025 will have the right to require Performance Food Group, Inc. to repurchase each holder’s Notes due 2025 at a price equal to 101% (in the case of a change of control triggering event) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest. Performance Food Group, Inc. may redeem all or a part of the Notes due 2025 at any time prior to May 1, 2023 at a redemption price equal to 103.438% of the principal amount redeemed, plus accrued and unpaid interest. The redemption price decreases to 101.719% and 100% of the principal amount redeemed on May 1, 2023, and May 1, 2024, respectively.

The indenture governing the Notes due 2025 contains covenants limiting, among other things, PFGC’s and its restricted subsidiaries’ ability to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends and make other distributions on, or redeem or repurchase, capital stock; make certain investments; incur certain liens; enter into transactions with affiliates; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; create certain restrictions on the ability of PFGC’s restricted subsidiaries to make dividends or other payments to PFGC; designate restricted subsidiaries as unrestricted subsidiaries; and transfer or sell certain assets. These covenants are subject to a number of important exceptions and qualifications. The Notes due 2025 also contain customary events of default, the occurrence of which could result in the principal of and accrued interest on the Notes due 2025 to become or be declared due and payable.

Senior Notes due 2027

On September 27, 2019, PFG Escrow Corporation (the “Escrow Issuer”), a wholly-owned subsidiary of PFGC, issued and sold $1,060.0 million aggregate principal amount of its 5.500% Senior Notes due 2027 (the “Notes due 2027”). The Notes due 2027 are jointly and severally guaranteed on a senior unsecured basis by PFGC and all domestic direct and indirect wholly-owned subsidiaries of PFGC (other than captive insurance subsidiaries and other excluded subsidiaries). The Notes due 2027 are not guaranteed by the Company.

The proceeds from the Notes due 2027 along with an offering of shares of the Company’s common stock and borrowings under the Prior Credit Agreement, were used to fund the cash consideration for the Reinhart acquisition and to pay related fees and expenses.

The Notes due 2027 were issued at 100.0% of their par value. The Notes due 2027 mature on October 15, 2027 and bear interest at a rate of 5.500% per year, payable semi-annually in arrears.

Upon the occurrence of a change of control triggering event or upon the sale of certain assets in which Performance Food Group, Inc. does not apply the proceeds as required, the holders of the Notes due 2027 will have the right to require Performance Food Group, Inc. to repurchase each holder’s Notes due 2027 at a price equal to 101% (in the case of a change of control triggering event) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest. Performance Food Group, Inc. may redeem all or a part of the Notes due 2027 at any time prior to October 15, 2022, at a redemption price equal to 100% of the principal amount of the Notes due 2027 being redeemed plus a make-whole premium and accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, beginning on October 15, 2022, Performance Food Group, Inc. may redeem all or a part of the Notes due 2027 at a redemption price equal to 102.750% of the principal amount redeemed, plus accrued and unpaid interest. The redemption price decreases to 101.375% and 100% of the principal amount redeemed on October 15, 2023, and October 15, 2024, respectively. In addition, at any time prior to October 15, 2022, Performance Food Group, Inc. may redeem up to 40% of the Notes due 2027 from the proceeds of certain equity offerings at a redemption price equal to 105.500% of the principal amount thereof, plus accrued and unpaid interest.

The indenture governing the Notes due 2027 contains covenants limiting, among other things, PFGC’s and its restricted subsidiaries’ ability to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends and make other distributions on, or redeem or repurchase, capital stock; make certain investments; incur certain liens; enter into transactions with affiliates; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; create certain restrictions on the ability of PFGC’s restricted subsidiaries to make dividends or other payments to PFGC; designate restricted subsidiaries as unrestricted subsidiaries; and transfer or sell certain assets. These covenants are subject to a number of important exceptions and qualifications. The Notes due 2027 also contain customary events of default, the occurrence of which could result in the principal of and accrued interest on the Notes due 2027 to become or be declared due and payable.

Senior Notes due 2029

On July 26, 2021, Performance Food Group, Inc. issued and sold $1.0 billion aggregate principal amount of its Notes due 2029, pursuant to an indenture dated as of July 26, 2021. The Notes due 2029 are jointly and severally guaranteed on a senior unsecured basis by PFGC and all domestic direct and indirect wholly-owned subsidiaries of PFGC (other than captive insurance subsidiaries and other excluded subsidiaries). The Notes due 2029 are not guaranteed by the Company.

The proceeds from the Notes due 2029 were used to pay down the outstanding balance of the Prior Credit Agreement, to redeem the Senior Notes due 2024, and to pay the fees, expenses, and other transaction costs incurred in connection with the Notes due 2029.

The Notes due 2029 were issued at 100.0% of their par value. The Notes due 2029 mature on August 1, 2029, and bear interest at a rate of 4.250% per year, payable semi-annually in arrears.

Upon the occurrence of a change of control triggering event or upon the sale of certain assets in which Performance Food Group, Inc. does not apply the proceeds as required, the holders of the Notes due 2029 will have the right to require Performance Food Group, Inc. to repurchase each holder’s Notes due 2029 at a price equal to 101% (in the case of a change of control triggering event) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest. Performance Food Group, Inc. may redeem all or a part of the Notes due 2029 at any time prior to August 1, 2024, at a redemption price equal to 100% of the principal amount of the Notes due 2029 being redeemed plus a make-whole premium and accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, beginning on August 1, 2024, Performance Food Group, Inc. may redeem all or a part of the Notes due 2029 at a redemption price equal to 102.125% of the principal amount redeemed, plus accrued and unpaid interest. The redemption price decreases to 101.163% and 100% of the principal amount redeemed on August 1, 2025, and August 1, 2026, respectively. In addition, at any time prior to August 1, 2024, Performance Food Group, Inc. may redeem up to 40% of the Notes due 2029 from the proceeds of certain equity offerings at a redemption price equal to 104.250% of the principal amount thereof, plus accrued and unpaid interest.

The indenture governing the Notes due 2029 contains covenants limiting, among other things, PFGC’s and its restricted subsidiaries’ ability to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends and make other distributions on, or redeem or repurchase, capital stock; make certain investments; incur certain liens; enter into transactions with affiliates; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; create certain restrictions on the ability of PFGC’s restricted subsidiaries to make dividends or other payments to PFGC; designate restricted subsidiaries as unrestricted subsidiaries; and transfer or sell certain assets. These covenants are subject to a number of important exceptions and qualifications. The Notes due 2029 also contain customary events of default, the occurrence of which could result in the principal of and accrued interest on the Notes due 2029 to become or be declared due and payable.

The ABL Facility and the indentures governing the Notes due 2025, the Notes due 2027, and the Notes due 2029 contain customary restrictive covenants under which all of the net assets of PFGC and its subsidiaries were restricted from distribution to Performance Food Group Company, except for approximately $1,632.5 million of restricted payment capacity available under such debt agreements, as of July 2, 2022. Such minimum estimated restricted payment capacity is calculated based on the most restrictive of our debt agreements and may fluctuate from period to period, which fluctuations may be material. Our restricted payment capacity under other debt instruments to which the Company is subject may be materially higher than the foregoing estimate.

Fiscal year maturities of long-term debt, excluding finance lease obligations, are as follows:

(In millions)
2023	$-
2024	-
2025	275.0
2026	-
2027	1,608.4
Thereafter	2,060.0
Total long-term debt, excluding finance lease obligations	$3,943.4

9.
Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates and diesel fuel costs. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and payments related to the Company’s borrowings and diesel fuel purchases.

The entire change in the fair value of derivatives that are both designated and qualify as cash flow hedges is recorded in other comprehensive income and subsequently reclassified into earnings in the period that the hedged transaction occurs.

Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. Since the Company has a substantial portion of its debt in variable-rate instruments, it accomplishes this objective with interest rate swaps. These swaps are designated as cash flow hedges and involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. All of the Company’s interest rate swaps are designated and qualify as cash flow hedges.

As of July 2, 2022, Performance Food Group, Inc. had two interest rate swaps with a combined $400.0 million notional amount. The following table summarizes the outstanding Swap Agreements as of July 2, 2022 (in millions):

Effective Date	Maturity Date	Notional Amount	Fixed Rate Swapped
August 9, 2021	April 9, 2023	$50.0	2.93%
April 15, 2021	December 15, 2024	$350.0	0.84%

The tables below present the effect of the interest rate swaps designated in hedging relationships on the consolidated statement of operations for the fiscal years ended July 2, 2022, July 3, 2021, and June 27, 2020:

(in millions)	Fiscal year ended July 2, 2022	Fiscal year ended July 3, 2021	Fiscal year ended June 27, 2020
Amount of (gain) loss recognized in OCI, pre-tax	$(19.3)	$(2.4)	$12.6
Tax expense (benefit)	5.0	0.6	(3.3)
Amount of (gain) loss recognized in OCI, after-tax	$(14.3)	$(1.8)	$9.3
Amount of (loss) gain reclassified from OCI into interest expense, pre-tax	$(4.9)	$(4.3)	$1.0
Tax benefit (expense)	1.2	1.1	(0.2)
Amount of (loss) gain reclassified from OCI into interest expense, after-tax	$(3.7)	$(3.2)	$0.8
Total interest expense	$182.9	$152.4	$116.9

As hedged interest payments are made on the Company’s debt, amounts are reclassified from Accumulated other comprehensive income (loss) to Interest expense. During the twelve months ending July 1, 2023, the Company estimates that gains of approximately $7.7 million will be reclassified to interest expense.

Hedges of Forecasted Diesel Fuel Purchases

From time to time, Performance Food Group, Inc. enters into costless collar or swap arrangements to manage its exposure to variability in cash flows expected to be paid for its forecasted purchases of diesel fuel. As of July 2, 2022, Performance Food Group, Inc. was a party to five such arrangements, with an aggregate 18.9 million-gallon original notional amount for forecasted purchases of diesel fuel expected to be made between July 3, 2022 and December 31, 2023. Subsequent to July 2, 2022, the Company entered into two additional arrangements with an aggregate 7.6 million gallon notional for forecasted purchases of diesel fuel expected to be made between January 1, 2023 and December 31, 2023.

The fuel collar and swap instruments do not qualify for hedge accounting. Accordingly, the derivative instruments are recorded as an asset or liability on the balance sheet at fair value and any changes in fair value are recorded in the period of change as unrealized gains or losses on fuel hedging instruments and included in Other, net in the accompanying consolidated statement of operations. For the fiscal years ended July 2, 2022, July 3, 2021, and June 27, 2020 the Company recognized a gain of $10.5 million, a gain of $8.4 million and a loss of $4.7 million, respectively, related to changes in the fair value of fuel collar and swap instruments along with $10.2 million of income, $2.0 million of expense, and $1.8 million of expense, respectively, related to cash settlements.

The Company does not currently have a payable or receivable related to cash collateral for its derivatives, and therefore it has not established an accounting policy for offsetting the fair value of its derivatives against such balances. The table below presents the fair value of the derivative financial instruments as well as their classification on the balance sheet as of July 2, 2022 and July 3, 2021:

(in millions)	Balance Sheet Location	Fair Value as of July 2, 2022	Fair Value as of July 3, 2021
Assets
Derivatives designated as hedges:
Interest rate swaps	Prepaid expenses and other current assets	$7.3	$—
Interest rate swaps	Other assets	9.9	—
Derivatives not designated as hedges:
Diesel fuel derivative instruments	Prepaid expenses and other current assets	$16.1	$3.4
Diesel fuel derivative instruments	Other assets	-	0.1
Other derivative instruments	Prepaid expenses and other current assets	0.2	0.2
Total assets		$33.5	$3.7
Liabilities
Derivatives designated as hedges:
Interest rate swaps	Accrued expenses and other current liabilities	$—	$5.3
Interest rate swaps	Other long-term liabilities	—	1.7
Derivatives not designated as hedges:
Diesel fuel derivative instruments	Accrued expenses and other current liabilities	$1.2	$—
Diesel fuel derivative instruments	Other long-term liabilities	0.9	—
Total liabilities		$2.1	$7.0

All of the Company’s derivative contracts are subject to a master netting arrangement with the respective counterparties that provide for the net settlement of all derivative contracts in the event of default or upon the occurrence of certain termination events. Upon exercise of termination rights by the non-defaulting party (i) all transactions are terminated, (ii) all transactions are valued and the positive value or “in the money” transactions are netted against the negative value or “out of the money” transactions, and (iii) the only remaining payment obligation is of one of the parties to pay the netted termination amount.

The Company has elected to present the derivative assets and derivative liabilities on the balance sheet on a gross basis for periods ended July 2, 2022 and July 3, 2021. The tables below present the derivative assets and liability balance, before and after the effects of offsetting, as of July 2, 2022 and July 3, 2021:

	July 2, 2022			July 3, 2021
(In millions)	Gross Amounts Presented in the Consolidated Balance Sheet	Gross Amounts Not Offset in the Consolidated Balance Sheet Subject to Netting Agreements	Net Amounts	Gross Amounts Presented in the Consolidated Balance Sheet	Gross Amounts Not Offset in the Consolidated Balance Sheet Subject to Netting Agreements	Net Amounts
Total asset derivatives:	$33.5	$(2.1)	$31.4	$3.7	$(2.4)	$1.3
Total liability derivatives:	(2.1)	2.1	—	(7.0)	2.4	(4.6)

The derivative instruments are the only assets or liabilities that are recorded at fair value on a recurring basis. The fuel collars are exchange-traded commodities and their fair value is derived from valuation models based on certain assumptions regarding market conditions, some of which may be unobservable. Based on the lack of significance of these unobservable inputs, the Company has concluded that these instruments represent Level 2 on the fair value hierarchy. The fair values of the Company’s interest rate swap agreements are determined using a valuation model with several inputs and assumptions, some of which may be unobservable. A specific unobservable input used by the Company in determining the fair value of its interest rate swaps is an estimation of both the unsecured borrowing spread to LIBOR for the Company as well as that of the derivative counterparties. Based on the lack of significance of this estimated spread component to the overall value of the Company’s interest rate swaps, the Company has concluded that these swaps represent Level 2 on the hierarchy.

Credit-Risk-Related Contingent Features

The Company has agreements with each of its derivative counterparties that provide that if the Company either defaults or is capable of being declared in default on any of its indebtedness, the Company can also be declared in default on its derivative obligations.

As of July 2, 2022, the aggregate fair value amount of all derivative instruments that contain contingent features were in a net asset position.

10. Insurance Program Liabilities

The Company maintains high-deductible insurance programs covering portions of general and vehicle liability, workers’ compensation, and group medical insurance. The amounts in excess of the deductibles are fully insured by third-party insurance carriers, subject to certain limitations. A summary of the activity in all types of deductible liabilities appears below:

(In millions)
Balance at June 29, 2019	$123.1
Additional liabilities assumed in connection with an acquisition	$40.2
Charged to costs and expenses	202.2
Payments	(183.7)
Balance at June 27, 2020	$181.8
Charged to costs and expenses	236.6
Payments	(240.3)
Balance at July 3, 2021	$178.1
Additional liabilities assumed in connection with an acquisition	40.8
Charged to costs and expenses	346.5
Payments	(338.4)
Balance at July 2, 2022	$227.0

11. Fair Value of Financial Instruments

The carrying values of cash, accounts receivable, outstanding checks in excess of deposits, trade accounts payable, and accrued expenses approximate their fair values because of the relatively short maturities of those instruments. The derivative assets and liabilities are recorded at fair value on the balance sheet. The fair value of long-term debt, which has a carrying value of $3,908.8 million and $2,240.5million, is $3,704.6 million and $2,346.2 million at July 2, 2022 and July 3, 2021, respectively, and is determined by reviewing current market pricing related to comparable debt issued at the time of the balance sheet date, and is considered a Level 2 measurement.

12. Leases

The Company determines if an arrangement is a lease at inception and recognizes a financing or operating lease liability and right-of-use asset in the Company’s consolidated balance sheet. Right-of-use assets and lease liabilities for both operating and finance leases are recognized based on present value of lease payments over the lease term at commencement date. Since the Company’s leases do not provide an implicit rate, the Company uses the incremental borrowing rate based on the information available at commencement date to determine the present value of lease payments. This rate was determined by using the yield curve based on the Company’s credit rating adjusted for the Company’s specific debt profile and secured debt risk. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The lease expenses for these short-term leases are recognized on a straight-line basis over the lease term. The Company has several lease agreements that contain lease and non-lease components, such as maintenance, taxes, and insurance, which are accounted for separately. The difference between the operating lease right-of-use assets and operating lease liabilities primarily relates to adjustments for deferred rent, favorable leases, and prepaid rent.

Subsidiaries of the Company have entered into numerous operating and finance leases for various warehouses, office facilities, equipment, tractors, and trailers. Our leases have remaining lease terms of less than 1 year to 20 years, some of which include options to extend the leases for up to 10 years, and some of which include options to terminate the leases within 1 year. Certain full-service fleet lease agreements include variable lease payments associated with usage, which are recorded and paid as incurred. When calculating lease liabilities, lease terms will include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

Certain of the leases for tractors, trailers, and other vehicles and equipment provide for residual value guarantees to the lessors. Circumstances that would require the subsidiary to perform under the guarantees include either (1) default on the leases with the leased assets being sold for less than the specified residual values in the lease agreements, or (2) decisions not to purchase the assets at the end of the lease terms combined with the sale of the assets, with sales proceeds less than the residual value of the leased assets specified in the lease agreements. Residual value guarantees under these operating lease agreements typically range between 6% and 20% of the value of the leased assets at inception of the lease. These leases have original terms ranging from 5 to 7 years and expiration dates ranging from 2022 to 2028. As of July 2, 2022, the undiscounted maximum amount of potential future payments for lease residual value guarantees totaled approximately $14.5 million, which would be mitigated by the fair value of the leased assets at lease expiration.

The following table presents the location of the right-of-use assets and lease liabilities in the Company’s consolidated balance sheet as of July 2, 2022 and July 3, 2021 (in millions), as well as the weighted-average lease term and discount rate for the Company’s leases:

Leases	Consolidated Balance Sheet Location	As of July 2, 2022	As of July 3, 2021
Assets:
Operating	Operating lease right-of-use assets	$623.4	$438.7
Finance	Property, plant and equipment, net	463.8	294.6
Total lease assets		$1,087.2	$733.3
Liabilities:
Current
Operating	Operating lease obligations—current installments	$111.0	$77.0
Finance	Finance lease obligations—current installments	79.9	48.7
Non-current
Operating	Operating lease obligations, excluding current installments	530.8	378.0
Finance	Finance lease obligations, excluding current installments	366.7	255.0
Total lease liabilities		$1,088.4	$758.7

Weighted average remaining lease term
Operating leases		8.2 years	8.6 years
Finance leases		5.7 years	6.2 years
Weighted average discount rate
Operating leases		3.9%	4.6%
Finance leases		3.7%	4.5%

The following table presents the location of lease costs in the Company consolidated statement of operations for the periods reported (in millions):

		Fiscal year ended
Lease Cost	Statement of Operations Location	July 2, 2022	July 3, 2021	June 27, 2020
Finance lease cost:
Amortization of finance lease assets	Operating expenses	$71.8	$37.0	$24.4
Interest on lease liabilities	Interest expense	16.4	13.0	10.3
Total finance lease cost		$88.2	$50.0	$34.7
Operating lease cost	Operating expenses	149.3	108.4	111.3
Short-term lease cost	Operating expenses	51.6	23.7	23.0
Total lease cost		$289.1	$182.1	$169.0

Supplemental cash flow information related to leases for the periods reported is as follows (in millions):

	Fiscal year ended
(In millions)	July 2, 2022	July 3, 2021	June 27, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$134.5	$100.5	$107.2
Operating cash flows from finance leases	16.4	13.0	10.3
Financing cash flows from finance leases	72.1	37.9	24.2
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	75.0	92.5	73.7
Finance leases	109.4	125.6	93.0

Future minimum lease payments under non-cancelable leases as of July 2, 2022, are as follows (in millions):

Fiscal Year	Operating Leases	Finance Leases
2023	$132.6	$94.9
2024	109.5	93.1
2025	91.3	85.4
2026	75.0	80.9
2027	66.2	65.0
Thereafter	284.6	75.6
Total future minimum lease payments	$759.2	$494.9
Less: Interest	117.4	48.3
Present value of future minimum lease payments	$641.8	$446.6

As of July 2, 2022, the Company had additional operating and finance leases that had not yet commenced which total $458.7 million in future minimum lease payments. These leases relate primarily to warehouse and vehicle leases and are expected to commence in fiscal 2023 with lease terms of 2 to 20 years.

13. Income Taxes

The determination of the Company’s overall effective tax rate requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. The effective tax rate reflects the income earned and taxed in various federal, state, and foreign jurisdictions. Tax law changes, increases and decreases in temporary and permanent differences between book and tax items, tax credits, and the Company’s change in income in each jurisdiction all affect the overall effective tax rate.

Income tax expense (benefit) for fiscal 2022, fiscal 2021 and fiscal 2020 consisted of the following:

(In millions)	For the fiscal year ended July 2, 2022	For the fiscal year ended July 3, 2021	For the fiscal year ended June 27, 2020
Current income tax expense (benefit):
Federal	$38.2	$(10.6)	$(119.6)
State	10.6	3.4	1.0
Foreign	1.0	-	-
Total current income tax expense (benefit)	49.8	(7.2)	(118.6)
Deferred income tax expense (benefit):
Federal	1.0	19.9	24.9
State	4.4	1.3	(14.4)
Foreign	(0.6)	-	-
Total deferred income tax expense	4.8	21.2	10.5
Total income tax expense (benefit), net	$54.6	$14.0	$(108.1)

The Company’s effective income tax rate for continuing operations for fiscal 2022, fiscal 2021 and fiscal 2020 was 32.7%, 25.6%, and 48.6%, respectively. Actual income tax expense (benefit) differs from the amount computed by applying the applicable U.S. federal statutory corporate income tax rate of 21% in fiscal 2022, fiscal 2021, and fiscal 2020 to earnings before income taxes as follows:

(In millions)	For the fiscal year ended July 2, 2022	For the fiscal year ended July 3, 2021	For the fiscal year ended June 27, 2020
Federal income tax expense (benefit) computed at statutory rate	$35.1	$11.5	$(46.7)
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal income tax benefit	13.1	4.1	(10.7)
Non-deductible expenses and other	9.6	2.1	2.0
Net Operating Loss Carryback - Rate Differential	-	(2.1)	(46.3)
Stock-based compensation	(1.9)	(1.5)	(4.6)
Other	(1.3)	(0.1)	(1.8)
Total income tax expense (benefit), net	$54.6	$14.0	$(108.1)

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"), which provides relief to taxpayers affected by COVID-19, was signed into law. The CARES Act provides numerous tax provisions and other stimulus measures designed to mitigate the economic effects of COVID-19. In fiscal years 2021 and 2020, the Company recognized a tax benefit of $2.1 million and $46.3 million, respectively, related to the carry-back of the fiscal year 2020 net operating loss to tax years with a statutory rate of 35% compared to the current statutory rate of 21%.

Deferred income taxes are recorded based upon the tax effects of differences between the financial statement and tax bases of assets and liabilities and available tax loss and credit carryforwards. Temporary differences and carry-forwards that created significant deferred tax assets and liabilities were as follows:

(In millions)	As of July 2, 2022	As of July 3, 2021
Deferred tax assets:
Allowance for doubtful accounts	$8.7	$6.5
Inventories	-	8.0
Accrued employee benefits	23.2	18.2
Insurance reserves	3.6	3.4
Net operating loss carry-forwards	10.3	21.4
Stock-based compensation	10.1	8.6
Basis difference in intangible assets	-	18.2
Other comprehensive income	-	1.8
Lease obligations	137.2	66.6
Tax credit carry-forwards	4.0	2.5
Prepaid expenses	3.7	0.3
Other assets	6.7	4.4
Total gross deferred tax assets	207.5	159.9
Less: Valuation allowance	(2.6)	(0.7)
Total net deferred tax assets	204.9	159.2
Deferred tax liabilities:
Property, plant, and equipment	307.8	234.4
Right of use assets	140.5	65.2
Other comprehensive income	3.9	-
Basis difference in intangible assets	102.3	-
Inventories	74.0	-
Other Liabilities	0.7	-
Total deferred tax liabilities	629.2	299.6
Total net deferred income tax liability	$424.3	$140.4

Net deferred tax liabilities increased by $272.6 million primarily related to fair value and other adjustments made in purchase accounting. We have taken current and future expirations into consideration when evaluating the need for valuation allowances against deferred tax assets. A valuation allowance is provided when it is more likely than not that all or a portion of the deferred tax assets will not be realized. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. State net operating loss carry-forwards generally expire in fiscal years 2023 through 2042. Certain state net operating losses generated in fiscal year 2021 and after have an indefinite carry-forward period. For the fiscal years ending July 2, 2022 and July 3, 2021 the Company established a valuation allowance of $2.6 million and $0.7 million, respectively, net of federal tax benefit, against deferred tax assets related to certain net operating loss and state tax credit carry-forwards which are not likely to be realized due to limitations on utilization.

The Company records a liability for Uncertain Tax Positions in accordance with FASB ASC 740-10-25, Income Taxes—General—Recognition. Included in the balances as of July 2, 2022 and July 3, 2021, is $0.4 million and $0.3 million, respectively, of unrecognized tax benefits that could affect the effective tax rate for continuing operations. The balance in unrecognized tax benefits relates primarily to state tax issues and non-deductible expenses. The Company does not anticipate that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on its results of operations or financial position.

As of July 2, 2022, substantially all federal, state and local, and foreign income tax matters have been concluded for years prior to fiscal year 2014. The Internal Revenue Service commenced an audit with respect to the loss for fiscal year ended June 27, 2020 and the carryback to the prior 5 tax years. The audit was ongoing at the end of the fiscal year.

It is the Company’s practice to recognize interest and penalties related to uncertain tax positions in income tax expense. Approximately $0.1 million and $0.1 million was accrued for interest related to uncertain tax positions as of July 2, 2022 and July 3, 2021, respectively. Less than $0.1 million was recognized in interest expense for fiscal 2022 and net interest income of approximately $0.3 million was recognized in interest expense for fiscal 2021.

14. Retirement Plans

Employee Savings Plans

The Company sponsors the Performance Food Group Employee Savings Plan (the “401(k) Plan”). Eligible U.S and Canadian employees participating in the 401(k) Plan may elect to contribute between 1% and 50% of their qualified compensation, up to a maximum dollar amount as specified by the provisions of the Internal Revenue Code in the U.S. or Income Tax Act in Canada, as applicable. The Company matched 100% of the first 3.5% of the employee contributions, resulting in matching contributions of $42.3 million for fiscal 2022, $36.4 million for fiscal 2021, and $30.9 million for fiscal 2020.

Core-Mark maintained defined-contribution plans in the U.S., subject to the provisions of the Internal Revenue Code, and in Canada, subject to the Income Tax Act. Eligible U.S. and Canadian employees could elect to contribute, on a tax-deferred basis, from 0% to 75% of their qualified compensation, up to a maximum dollar amount as specified by the provisions of the Internal Revenue Code or Income Tax Act. Core-Mark matched 50% of U.S. and Canada employee contributions up to 6% of base salary for a total maximum company contribution of 3%. For fiscal 2022, Core-Mark made matching contributions of $4.2 million to this plan. Beginning in May 2022, Core-Mark employees transitioned to the Company’s 401(k) Plan.

15. Commitments and Contingencies

Purchase Obligations

The Company had outstanding contracts and purchase orders of $163.9 million related to capital projects and services including purchases of compressed natural gas for its trucking fleet at July 2, 2022. Amounts due under these contracts were not included on the Company’s consolidated balance sheet as of July 2, 2022.

Guarantees

The Company from time to time enters into certain types of contracts that contingently require it to indemnify various parties against claims from third parties. These contracts primarily relate to: (i) certain real estate leases under which subsidiaries of the Company may be required to indemnify property owners for environmental and other liabilities and other claims arising from their use of the applicable premises; (ii) certain agreements with the Company’s officers, directors, and employees under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship; and (iii) customer agreements under which the Company may be required to indemnify customers for certain claims brought against them with respect to the supplied products. Generally, a maximum obligation under these contracts is not explicitly stated. Because the obligated amounts associated with these types of agreements are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, the Company has not been required to make payments under these obligations and, therefore, no liabilities have been recorded for these obligations in the Company’s consolidated balance sheets.

Litigation

The Company is engaged in various legal proceedings that have arisen but have not been fully adjudicated. The likelihood of loss arising from these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible to probable. When losses are probable and reasonably estimable, they have been accrued. Based on estimates of the range of potential losses associated with these matters, management does not believe that the ultimate resolution of these proceedings, either individually or in the aggregate, will have a material adverse effect upon the consolidated financial position or results of operations of the Company. However, the final results of legal proceedings cannot be predicted with certainty and, if the Company failed to prevail in one or more of these legal matters, and the associated realized losses were to exceed the Company’s current estimates of the range of potential losses, the Company’s consolidated financial position or results of operations could be materially adversely affected in future periods.

JUUL Labs, Inc. Marketing Sales Practices, and Products Liability Litigation. In October 2019, a Multidistrict Litigation action (“MDL”) was initiated in order to centralize litigation against JUUL Labs, Inc. (“JUUL”) and other parties in connection with JUUL’s e-cigarettes and related devices and components in the United States District Court for the Northern District of California. On March 11, 2020, counsel for plaintiffs and the Plaintiffs’ Steering Committee filed a Master Complaint in the MDL ("Master Complaint") naming, among several other entities and individuals including JUUL, Altria Group, Inc., Philip Morris USA, Inc., Altria Client Services LLC, Altria Group Distribution Company, Altria Enterprises LLC, certain members of management and/or individual investors in JUUL, various e-liquid manufacturers, and various retailers, including the Company’s subsidiaries Eby-Brown and Core-Mark, as defendants. The Master Complaint also named additional distributors of JUUL products (collectively with Eby-Brown and Core-Mark, the “Distributor Defendants”). The Master Complaint contains various state law claims and alleges that the Distributor Defendants: (i) failed to disclose JUUL’s nicotine contents or the risks associated; (ii) pushed a product designed for a youth market; (iii) engaged with JUUL in planning and marketing its product in a manner designed to maximize the flow of JUUL products; (iv) met with JUUL management in San Francisco, California to further these business dealings; and (v) received incentives and business development funds for marketing and efficient sales. Individual plaintiffs may also file separate and abbreviated Short Form Complaints (“SFC”) that incorporate the allegations in the Master Complaint. JUUL and Eby-Brown are parties to a Domestic Wholesale Distribution Agreement dated March 10, 2020 (the "Distribution Agreement"), and JUUL has agreed to defend and indemnify Eby-Brown under the terms of that agreement and is paying Eby-Brown’s outside counsel fees directly. In addition, Core-Mark and JUUL have entered into a Defense and Indemnity Agreement dated March 8, 2021 (the "Defense Agreement") pursuant to which JUUL has agreed to defend and indemnify Core-Mark, and JUUL is paying Core-Mark’s outside counsel fees directly.

On May 29, 2020, JUUL filed a motion to dismiss on the basis that the alleged state law claims are preempted by federal law and a motion to stay/dismiss the litigation based on the Food and Drug Administration’s (“FDA”) primary jurisdiction to regulate e-cigarette and related vaping products and pending FDA review of JUUL’s Pre-Market Tobacco Application (“PMTA”). On June 29, 2020, Eby-Brown and Core-Mark, along with the other Distributor Defendants, filed similar motions incorporating JUUL’s arguments. The court denied these motions on October 23, 2020.

The court has also selected the first round of bellwether cases. Bellwether trials are test cases generally intended to try a contested issue common to several plaintiffs in mass tort litigation. The results of these proceedings are used to shape the litigation process for the remaining cases and to aid the parties in assessing potential settlement values of the remaining claims. Here, the court authorized a pool of 24 bellwether plaintiffs, with plaintiffs selecting six cases, the combined defendants selecting six cases, and the court selecting 12 cases at random. The court and the parties have completed the initial bellwether selection process, and the first of these four bellwether trials has been set for November 7, 2022, after having been postponed. The remaining three trials initially set for 2022 have been delayed until 2023. Eby-Brown and Core-Mark have been dismissed from each of the bellwether cases initially set for 2022 and will not be parties or participants to those trials. The Distributor Defendants and the retailers do, however, remain named defendants in various SFCs that were not selected as bellwether trial plaintiffs for 2022. The litigation of those claims is not scheduled to occur until after the 2022 bellwether trials conclude. The second round of bellwether cases are currently scheduled to begin in September 2023. In the meantime, discovery related to the claims in the Master Complaint continues as to the Distributor Defendants.

On September 3, 2020, the Cherokee Nation filed a parallel lawsuit in Oklahoma state court against several entities, including JUUL, e-liquid manufacturers, various retailers, and various distributors, including Eby-Brown and Core-Mark, alleging similar claims to the claims at issue in the MDL (the “Oklahoma Litigation”). The defendants in the Oklahoma Litigation attempted to transfer the case into the MDL, but a federal court in Oklahoma remanded the case to Oklahoma state court before the Judicial Panel on Multidistrict Litigation effectuated the transfer of the MDL, which means the Oklahoma Litigation is no longer eligible for transfer to the MDL. Since then, parties agreed to stay the Oklahoma Litigation and proceed to mediation after the Oklahoma Supreme Court held that public nuisance claims cannot be brought in consumer products cases. JUUL attempted mediation with the Cherokee Nation in March 2022, which did not result in resolution. The Cherokee Nation has yet to file a motion to lift the stay. If the stay is lifted, discovery will recommence, and the parties will litigate the various discovery disputes that were outstanding prior to the stay.

On September 10, 2021, Michael Lumpkins filed a parallel lawsuit in Illinois state court against several entities, including JUUL, e-liquid manufacturers, various retailers, and various distributors, including Eby-Brown and Core-Mark, alleging similar claims to the claims at issue in the MDL (the “Illinois Litigation”). Because there is no federal jurisdiction for this case, it will proceed in Illinois state court. Plaintiff alleges as damages that his use of JUUL products caused a brain injury that was later exacerbated by medical negligence. The court has entered a case management schedule, with a trial tentatively scheduled to take place in the first calendar quarter of 2024. Eby-Brown has filed a substantive motion to dismiss. Core-Mark has filed a motion to dismiss for lack of personal jurisdiction. Eby-Brown and Core-Mark are in the process of responding to written discovery plaintiff has served in an effort to oppose both motions to dismiss. The defense and indemnity of Eby-Brown and Core-Mark for the Illinois Litigation is covered by the Distribution Agreement and the Defense Agreement.

On June 23, 2022, the FDA announced it had issued marketing denial orders (“MDOs”) to JUUL for all of its products currently marketed and sold in the U.S. According to the FDA, the MDOs banned the distribution and sale of all JUUL products domestically. That same day, JUUL filed a petition for review of the MDOs with the United States Court of Appeals for the D.C. Circuit. On June 24, 2022, the court of appeals stayed the MDOs and issued a briefing schedule in the case. Thereafter, JUUL informed the FDA that per applicable regulations it would submit a request for supervisory review of the MDOs to the FDA. In response, the FDA notified JUUL that upon further review of the briefing JUUL made to the court of appeals, the FDA determined there are scientific issues unique to JUUL’s PMTA that warrant additional review. Accordingly, the FDA entered an administrative stay of the MDO. If the FDA ultimately decides to maintain or re-issue the MDOs, the administrative stay will remain in place for an additional thirty days to provide JUUL the opportunity to seek further judicial relief. JUUL and the FDA filed a joint motion with the court of appeals to hold the petition for review in abeyance on July 6, 2022, which the court of appeals granted on July 7, 2022.

At this time, the Company is unable to predict whether the FDA will approve JUUL’s PMTA or re-issue the MDOs, nor is the Company able to estimate any potential loss or range of loss in the event of an adverse finding against it in the MDL, the Oklahoma litigation, the Illinois litigation, or any subsequent litigation which may occur related to the individual SFCs. The Company will continue to vigorously defend itself.

Tax Liabilities

The Company is subject to customary audits by authorities in the jurisdictions where it conducts business in the United States and Canada, which may result in assessments of additional taxes.

16. Related-Party Transactions

The Company participates in, and has an equity method investment in, a purchasing alliance that was formed to obtain better pricing, to expand product options, to reduce internal costs, and to achieve greater inventory turnover. The Company’s investment in the purchasing alliance was $8.7 million as of July 2, 2022, and $6.0 million as of July 3, 2021. For fiscal 2022, fiscal 2021, and fiscal 2020, the Company recorded purchases of $1,858.4 million, $1,300.2 million, and $925.2 million, respectively, through the purchasing alliance.

17. Earnings Per Common Share

Basic earnings per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is calculated using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. The Company’s potential common shares include outstanding stock-based compensation awards and expected issuable shares under the employee stock purchase plan. In computing diluted earnings per common share, the average closing stock price for the period is used in determining the number of shares assumed to be purchased with the assumed proceeds under the treasury stock method. For fiscal 2020 diluted loss per common share is the same as basic loss per common share because the inclusion of potential common shares is antidilutive.

A reconciliation of the numerators and denominators for the basic and diluted earnings per common share computations is as follows:

(In millions, except per share amounts)	For the Fiscal Year Ended July 2, 2022	For the Fiscal Year Ended July 3, 2021	For the Fiscal Year Ended June 27, 2020
Numerator:
Net income (loss)	$112.5	$40.7	$(114.1)
Denominator:
Weighted-average common shares outstanding	149.8	132.1	113.0
Dilutive effect of potential common shares	1.5	1.3	-
Weighted-average dilutive shares outstanding	151.3	133.4	113.0
Basic earnings (loss) per common share	$0.75	$0.31	$(1.01)
Diluted earnings (loss) per common share	$0.74	$0.30	$(1.01)

18. Stock-based Compensation

Performance Food Group Company provides compensation benefits to employees and non-employee directors under share-based payment arrangements. These arrangements are designed to promote the long-term growth and profitability of the Company by providing employees and non-employee directors who are or will be involved in the Company’s growth with an opportunity to acquire an ownership interest in the Company, thereby encouraging them to contribute to and participate in the success of the Company.

In fiscal 2020 the Company approved an employee stock purchase plan (“ESPP”) which provides eligible employees the opportunity to acquire shares of common stock, at a 15% discount on the fair market value as of the date of purchase, through periodic payroll deductions. The ESPP is considered compensatory for federal income tax purposes. The Company recorded $3.7 million, $2.6 million, and $1.3 million of stock-based compensation expense for fiscal 2022, fiscal 2021, and fiscal 2020, respectively, attributable to the ESPP.

The Performance Food Group Company 2007 Management Option Plan

The 2007 Option Plan allowed for the granting of awards to employees, officers, directors, consultants, and advisors of the Company or its affiliates in the form of nonqualified options. The terms and conditions of awards granted under the 2007 Option Plan were determined by the Board of Directors. The contractual term of the options is ten years. The Company no longer grants awards from this plan and no options were granted from the 2007 Option Plan in fiscal 2022, 2021 or 2020. Each of the employee awards under the 2007 Option Plan was divided into three equal portions. Tranche I options were subject to time vesting. Tranche II and Tranche III options were subject to both time and performance vesting, including performance criteria as outlined in the 2007 Option Plan.

The following table summarizes the stock option activity for fiscal 2022 under the 2007 Option Plan.

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding as of July 3, 2021	756,920	$18.70
Exercised	(79,164)	$17.59
Expired	(3,914)	$19.00
Outstanding as of July 2, 2022	673,842	$18.82	3.1	$19.2
Vested or expected to vest as of July 2, 2022	673,842	$18.82	3.1	$19.2
Exercisable as of July 2, 2022	673,842	$18.82	3.1	$19.2

The intrinsic value of exercised options was $2.4 million, $4.7 million, and $7.9 million for fiscal 2022, fiscal 2021, and fiscal 2020, respectively.

The Performance Food Group Company 2015 Omnibus Incentive Plan

In July 2015, the Company approved the 2015 Incentive Plan. The 2015 Incentive Plan allows for the granting of awards to current employees, officers, directors, consultants, and advisors of the Company. The terms and conditions of awards granted under the 2015 Option Plan are determined by the Board of Directors. There are 8,850,000 shares of common stock reserved for issuance under the 2015 Incentive Plan, including non-qualified stock options and incentive stock options, stock appreciation rights, restricted shares (time-based and performance-based), restricted stock units, and other equity based or cash-based awards. As of July 2, 2022, there are 4,306,117 shares available for grant under the 2015 Incentive Plan. The contractual term of options granted under the 2015 Incentive Plan is ten years.

Shares of time-based restricted stock granted in fiscal 2020, fiscal 2021 and fiscal 2022 vest ratably over the requisite service period. Additionally, in fiscal 2021, one-time grants of shares of time-based restricted stock, which vest at the end of a three year period, were issued. No stock options were granted from the 2015 Incentive Plan in fiscal 2022, fiscal 2021 or fiscal 2020. Performance-based restricted shares granted in fiscal 2020 vest upon the achievement of a specified Return on Invested Capital (“ROIC”), a performance condition, and a specified Relative Total Shareholder Return (“Relative TSR”), a market condition, at the end of a three year performance period. Actual shares earned range from 0% to 200% of the initial grant, depending upon performance relative to the ROIC and Relative TSR goals. For performance-based restricted shares granted in fiscal 2021 and fiscal 2022, the ROIC measure was removed and the vesting of the shares earned will be based solely on Relative TSR. Restricted stock units and deferred stock units granted to non-employee directors vest in full on the earlier of the first anniversary of the date of grant or the next regularly scheduled annual meeting of the stockholders of the Company.

The fair values of time-based restricted shares, restricted shares with a performance condition, restricted stock units, and deferred stock units were based on the Company’s closing stock price as of the date of grant.

The Company, with the assistance of a third-party valuation expert, estimated the fair value of performance-based restricted shares with a Relative TSR market condition granted in fiscal 2020, fiscal 2021, and fiscal 2022 using a Monte Carlo simulation with the following weighted-average assumptions:

	For the fiscal year ended July 2, 2022	For the fiscal year ended July 3, 2021	For the fiscal year ended June 27, 2020
Risk-Free Interest Rate	0.45%	0.16%	1.71%
Dividend Yield	0.00%	0.00%	0.00%
Expected Volatility	71.76%	67.66%	25.61%
Expected Term (in years)	2.83	2.87	2.79
Fair Value of Awards Granted	$62.34	$47.55	$62.57

The risk-free interest rate is based on a zero-coupon risk-free interest rate derived from the Treasury Constant Maturities yield curve at the time of grant for the expected term. The Company assumed a dividend yield of zero percent when valuing the grants under the 2015 Incentive Plan because the Company announced that it does not intend to pay dividends on its common stock. Expected volatility is based on the historical volatility of the Company for the expected term. The expected term represents the period of time from the date of grant to the end of the three-year performance period.

The compensation cost that has been charged against income for the Company’s 2015 Incentive Plan was $27.6 million for fiscal 2022, $22.8 million for fiscal 2021, and $16.4 million for fiscal 2020, and it is included within operating expenses in the consolidated statement of operations. The total income tax benefit recognized in the consolidated statements of operations was $7.4 million in fiscal 2022, $6.1 million in fiscal 2021, and $4.4 million in fiscal 2020. Total unrecognized compensation cost for all awards under the 2015 Incentive Plan is $38.4 million as of July 2, 2022. This cost is expected to be recognized over a weighted-average period of 1.7 years.

The following table summarizes the stock option activity for fiscal 2022 under the 2015 Incentive Plan.

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding as of July 3, 2021	766,736	$27.77
Granted	-	$-
Exercised	(43,777)	$29.27
Forfeited	-	$-
Outstanding as of July 2, 2022	722,959	$27.67	4.8	$14.2
Vested or expected to vest as of July 2, 2022	722,959	$27.67	4.8	$14.2
Exercisable as of July 2, 2022	679,050	$27.36	4.7	$13.6

The intrinsic value of exercised options was $0.8 million, $1.4 million, and $2.0 million for fiscal 2022, fiscal 2021 and fiscal 2020, respectively.

The following table summarizes the changes in nonvested restricted shares and restricted stock units for fiscal 2022 under the 2015 Incentive Plan.

	Shares	Weighted Average Grant Date Fair Value
Nonvested as of July 3, 2021	1,524,228	$37.50
Granted	769,636	$47.80
Vested	(486,711)	$35.78
Forfeited	(118,814)	$36.22
Nonvested as of July 2, 2022	1,688,339	$41.64

The total fair value of shares vested was $21.7 million, $13.7 million, and $23.7 million for fiscal 2022, fiscal 2021, and fiscal 2020, respectively.

The Core-Mark 2010 and 2019 Long Term Incentive Plans

In connection with the Core-Mark acquisition, the Company assumed the outstanding stock-based compensation awards from Core-Mark’s 2010 Long-Term Incentive Plan and 2019 Long-Term Incentive Plan. On September 1, 2021, each outstanding time-based restricted stock unit (“RSU”) held by a non-employee director of Core-Mark was cancelled and converted into the right to receive 0.44 shares of Company common stock (“Exchange Ratio”) and $23.875 in cash, without interest (“Per-Share Cash Amount”). Time-based RSUs held by Core-Mark employees were converted to Company RSUs based on the prescribed ratio in the merger agreement. The ratio was calculated as the sum of the Exchange Ratio plus the quotient of the Per-Share Cash Amount divided by the volume weighted average sale price of Company common stock for the ten full consecutive trading days ending on August 31, 2021 (“Stock Award Exchange Ratio”). Each performance-based restricted stock unit (“PSU”) of Core-Mark was converted into a Company RSU based on the greater of the actual performance as of the acquisition date or the target performance level multiplied by the Stock Award Exchange Ratio. The pro-rata actual level of performance for the applicable performance metrics were greater than target, therefore, the PSUs were converted based on actual performance. The Company RSUs granted as a result of the conversion are subject to the same terms and conditions, such as vesting schedule and termination related vesting provisions, as the Core-Mark awards were subject to prior to their conversion.

On September 1, 2021, the Company granted 614,056 RSUs with a grant date fair value of $49.55 per share. The total $30.4 million grant date fair value was bifurcated with $9.2 million recognized as pre-combination vesting within the purchase price as consideration transferred and $21.2 million is post-combination expense to be recognized over the weighted average remaining vesting period of 1.80 years.

The compensation cost that has been charged against income for the Core-Mark 2010 and 2019 Long-Term Incentive Plans was $12.7 million for fiscal 2022 and it is included within operating expenses in the Consolidated Statement of Operations. The total income tax benefit recognized in the Consolidated Statements of Operations was $3.4 million in fiscal 2022. Total unrecognized compensation cost for all awards under the 2010 and 2019 Long-Term Incentive Plans is $6.5 million as of July 2, 2022. This cost is expected to be recognized over a weighted-average period of 1.3 years.

The following table summarizes the changes in nonvested RSUs for fiscal 2022 under the Core-Mark 2010 and 2019 Long-Term Incentive Plans.

	Shares	Weighted Average Grant Date Fair Value
Nonvested as of July 3, 2021	-	$-
Granted	614,056	$49.55
Vested	(314,978)	$49.55
Forfeited	(52,228)	$49.55
Nonvested as of July 2, 2022	246,850	$49.55

The total fair value of shares vested was $14.3 million for fiscal 2022.

19. Segment Information

In the second quarter of fiscal 2022, the Company changed its operating segments to reflect the manner in which the chief operating decision maker (“CODM”) manages the business. Based on the Company’s organization structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company now has three reportable segments: Foodservice, Vistar, and Convenience.

The Foodservice segment markets and distributes food and food-related products to independent restaurants, chain restaurants, and other institutional “food-away-from-home” locations. Foodservice offers a “broad line” of products, including custom-cut meat and seafood, as well as products that are specific to our customers’ menu requirements. The Vistar segment distributes candy, snacks, beverages, and other products to customers in the vending, office coffee services, theater, retail, hospitality, and other channels. The Convenience segment distributes candy, snacks, beverages, cigarettes, other tobacco products, food and foodservice products, and other items to convenience stores across the United States and Canada. Corporate & All Other is comprised of corporate overhead and certain operating segments that are not considered separate reportable segments based on their size. This includes the operations of the Company’s internal logistics unit responsible for managing and allocating inbound logistics revenue and expense. Corporate & All Other may also include capital expenditures for certain information technology projects that are transferred to the segments once placed in service. Intersegment sales represent sales between the segments, which are eliminated in consolidation.

The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies and Estimates. Management evaluates the performance of each operating segment based on various operating and financial metrics, including total sales and Adjusted EBITDA, defined as net income before interest expense, interest income, income taxes, depreciation, amortization and certain items that the Company does not consider part of its segments' core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives.

The presentation and amounts for the fiscal years ended July2, 2022, July 3, 2021 and June 27, 2020 have been restated to reflect the segment changes described above.

(In millions)	Foodservice	Vistar	Convenience	Corporate & All Other	Eliminations	Consolidated
For the fiscal year ended July 2, 2022
Net external sales	$26,561.1	$3,679.4	$20,603.3	$50.3	$—	$50,894.1
Inter-segment sales	18.1	2.4	-	476.2	(496.7)	—
Total sales	26,579.2	3,681.8	20,603.3	526.5	(496.7)	50,894.1
Depreciation and amortization	260.0	52.6	125.7	24.5	—	462.8
Capital expenditures	148.2	19.1	31.9	16.3	—	215.5
For the fiscal year ended July 3, 2021
Net external sales	$21,880.0	$2,537.4	$5,946.8	$34.7	$—	$30,398.9
Inter-segment sales	10.0	2.2	-	393.9	(406.1)	—
Total sales	21,890.0	2,539.6	5,946.8	428.6	(406.1)	30,398.9
Depreciation and amortization	248.3	47.9	12.6	30.1	—	338.9
Capital expenditures	99.9	48.0	26.5	14.4	—	188.8
For the fiscal year ended June 27, 2020
Net external sales	$16,728.5	$3,162.0	$5,173.4	$22.4	$—	$25,086.3
Inter-segment sales	12.0	4.0	-	323.4	(339.4)	—
Total sales	16,740.5	3,166.0	5,173.4	345.8	(339.4)	25,086.3
Depreciation and amortization	197.7	40.3	9.7	28.6	—	276.3
Capital expenditures	57.8	46.7	25.3	28.2	—	158.0

Adjusted EBITDA for each reportable segment and Corporate & All Other is presented below along with a reconciliation to consolidated income before taxes.

	Fiscal Year Ended
	July 2, 2022	July 3, 2021	June 27, 2020
Foodservice Adjusted EBITDA	$786.5	$677.5	$364.4
Vistar Adjusted EBITDA	193.0	84.8	123.6
Convenience Adjusted EBITDA	257.1	36.4	42.8
Corporate & All Other Adjusted EBITDA	(216.8)	(173.4)	(125.3)
Depreciation and amortization	(462.8)	(338.9)	(276.3)
Interest expense	(182.9)	(152.4)	(116.9)
Change in LIFO reserve	(122.9)	(36.4)	(3.9)
Stock-based compensation expense	(44.0)	(25.4)	(17.9)

Gain (loss) on fuel derivatives	20.7	6.4	(6.6)
Acquisition, integration & reorganization expenses	(49.9)	(16.2)	(182.8)
Other adjustments(1)	(10.9)	(7.7)	(23.3)
Income before taxes	$167.1	$54.7	$(222.2)

(1) Other adjustments include asset impairments, gains and losses on disposal of fixed assets, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, and franchise tax expense.

Total assets by reportable segment, excluding intercompany receivables between segments, are as follows:

(In millions)	As of July 2, 2022	As of July 3, 2021
Foodservice	$6,455.3	$5,791.7
Vistar	1,133.7	1,049.7
Convenience	4,411.6	681.9
Corporate & All Other	377.4	322.4
Total assets	$12,378.0	$7,845.7

The sales mix for the Company’s principal product and service categories is as follows:

(In millions)	For the fiscal year ended July 2, 2022	For the fiscal year ended July 3, 2021	For the fiscal year ended June 27, 2020
Cigarettes	$13,197.4	$4,231.4	$3,728.3
Center of the plate	11,332.2	8,931.1	6,677.7
Canned and dry groceries	4,602.5	3,290.0	2,561.2
Refrigerated and dairy products	4,230.2	2,951.0	2,466.9
Frozen foods	4,086.8	3,484.4	2,859.4
Candy/snack/theater and concession	3,826.7	1,725.0	1,939.7
Paper products and cleaning supplies	2,695.5	2,312.1	1,650.1
Beverage	2,511.6	1,534.9	1,624.9
Other tobacco products	2,511.1	704.0	588.0
Produce	1,049.2	876.6	678.1
Other miscellaneous goods and services	850.9	358.4	312.0
Total	$50,894.1	$30,398.9	$25,086.3

Cigarette sales represented 25.9%, 13.9%, and 14.9% of net sales for the years ended July 2, 2022, July 3, 2021, and June 27, 2020, respectively. The Company’s significant suppliers include Altria Group, Inc. (parent company of Philip Morris USA Inc.) and R.J. Reynolds Tobacco Company, which, in the aggregate, represents approximately 20.7% of products purchased for the year ended July 2, 2022. Although cigarettes represent a significant portion of the Company’s total net sales and cost of goods sold, the majority of the Company's gross profit is generated from the sales of food and food-related products.

SCHEDULE 1—Registrant’s Condensed Financial Statements

PERFORMANCE FOOD GROUP COMPANY

Parent Company Only

CONDENSED BALANCE SHEETS

(In millions per share data)	As of July 2, 2022	As of July 3, 2021
ASSETS
Investment in wholly owned subsidiary	$3,370.0	$2,167.2
Total assets	$3,370.0	$2,167.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Intercompany payable	70.5	61.1
Total liabilities	70.5	61.1
Commitments and contingencies
Shareholders’ equity:
Common Stock
Common Stock: $0.01 par value per share, 1.0 billion shares authorized, 153.6 million shares issued and outstanding as of July 2, 2022; 132.5 million shares issued and outstanding as of July 3, 2021	1.5	1.3
Additional paid-in capital	2,816.8	1,752.8
Retained earnings	481.2	352.0
Total shareholders’ equity	3,299.5	2,106.1
Total liabilities and shareholders’ equity	$3,370.0	$2,167.2

See accompanying notes to condensed financial statements.

PERFORMANCE FOOD GROUP COMPANY

Parent Company Only

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

($ in millions)	Fiscal year ended July 2, 2022	Fiscal year ended July 3, 2021	Fiscal year ended June 27, 2020
Operating expenses	$0.7	$1.1	$0.6
Operating loss	(0.7)	(1.1)	(0.6)
Loss before equity in net income (loss) of subsidiary	(0.7)	(1.1)	(0.6)
Equity in net income (loss) of subsidiary, net of tax	113.2	41.8	(113.5)
Net income (loss)	112.5	40.7	(114.1)
Other comprehensive income (loss)	16.7	5.0	(10.1)
Total comprehensive income (loss)	$129.2	$45.7	$(124.2)

See accompanying notes to condensed financial statements.

PERFORMANCE FOOD GROUP COMPANY

Parent Company Only

CONDENSED STATEMENTS OF CASH FLOWS

($ in millions)	Fiscal year ended July 2, 2022	Fiscal year ended July 3, 2021	Fiscal year ended June 27, 2020
Cash flows from operating activities:
Net income (loss)	$112.5	$40.7	$(114.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Equity in net (income) loss of subsidiary	(113.2)	(41.8)	113.5
Changes in operating assets and liabilities, net
Income tax receivable	—	—	11.7
Accrued expenses and other current liabilities	—	(0.2)	—
Intercompany payables	9.4	0.5	(1.2)
Net cash provided by (used in) operating activities	8.7	(0.8)	9.9
Cash flows from investing activities:
Net cash paid for acquisitions	(1,386.1)	—	—
Capital contribution to subsidiary	(83.1)	(26.2)	(834.9)
Distribution from subsidiary	1,444.6	—	5.0
Net cash used in investing activities	(24.6)	(26.2)	(829.9)
Cash flows from financing activities:
Proceeds from exercise of stock options	2.7	5.0	4.8
Proceeds from sale of common stock	—	—	828.1
Proceeds from employee stock purchase plan	24.6	26.2	—
Cash paid for shares withheld to cover taxes	(11.4)	(4.2)	(7.9)
Repurchase of common stock	—	—	(5.0)
Net cash provided by financing activities	15.9	27.0	820.0
Net (decrease) increase in cash and restricted cash	—	—	—
Cash and restricted cash, beginning of period	—	—	—
Cash and restricted cash, end of period	$—	$—	$—

See accompanying notes to condensed financial statements.

Notes to Condensed Parent Company Only Financial Statements

1. Description of Performance Food Group Company

Performance Food Group Company (the “Parent”) was incorporated in Delaware on July 23, 2002, to effect the purchase of all the outstanding equity interests of PFGC, Inc. (“PFGC”). The Parent has no significant operations or significant assets or liabilities other than its investment in PFGC. Accordingly, the Parent is dependent upon distributions from PFGC to fund its obligations. However, under the terms of PFGC’s various debt agreements, PFGC’s ability to pay dividends or lend to the Parent is restricted, except that PFGC may pay specified amounts to the Parent to fund the payment of the Parent’s franchise and excise taxes and other fees, taxes, and expenses required to maintain its corporate existence.

2. Basis of Presentation

The accompanying condensed financial statements (parent company only) include the accounts of the Parent and its investment in PFGC, Inc. accounted for in accordance with the equity method, and do not present the financial statements of the Parent and its subsidiary on a consolidated basis. These parent company only financial statements should be read in conjunction with the Performance Food Group Company consolidated financial statements. The Parent is included in the consolidated federal and certain unitary, consolidated and combined state income tax returns with its subsidiaries. The Parent’s tax balances reflect its share of such filings